Form 10-K, Exhibit 13
period 1993-12-31
CONTINENTAL CORP
filed 1994-03-31
CIK 24011

Management's Discussion and Analysis of Financial Condition and Results of Operations
Business Operations: Continental's principal business is property and casualty insurance. These Insurance Operations are comprised of three segments: Agency & Brokerage Commercial, Agency & Brokerage Personal and Specialized Commercial. The results of Continental's non-insurance operations, including investment management, claims adjusting and risk management, are reported in the Corporate & Other Operations segment. Insurance Operations generated 97% of 1993 revenues, including 85% from premiums earned and 12% from investment activities (net investment income and realized capital gains). In 1993, Continental sold its premium financing operations; in 1992, Continental instituted a plan to withdraw from the traditional assumed reinsurance and marine reinsurance businesses and the indigenous international and international marine insurance businesses. The results of these operations are now reported as discontinued, and previously reported information has been restated accordingly.

Results of Operations - 1993 compared with 1992

Summary: Net income for 1993 included $160 million of income from continuing operations, $48 million of income from discontinued operations and $2 million of income from the cumulative effect of changes in accounting principles. The net result for 1992 included $102 million of income from continuing operations, a $175 million loss from discontinued operations and an $11 million charge for the cumulative effect of changes in accounting principles.

Insurance Operations: Insurance Operations contributed 1993 income before income taxes of $219 million, an increase of $19 million from the previous year. Underwriting results improved $177 million while investment results decreased $158 million, including a $112 million decrease in realized capital gains and a $46 million decrease in net investment income.
Premiums earned increased $518 million, primarily due to growth in commercial and personal package business and certain specialty commercial lines resulting from both price increases and acceptance of new risks. In addition, 1992 premiums earned were reduced by a $75 million charge, which did not recur in 1993, to reinstate Continental's catastrophe reinsurance coverage following hurricanes Andrew and Iniki.
Underwriting results improved $177 million from 1992, primarily due to an $88 million decrease in net catastrophe-related charges and growth in business written without a proportionate increase in operating expenses. Losses and loss expenses increased $252 million, despite a $13 million decrease in net catastrophe losses, primarily due to inflation in loss costs and the increase in the amount of risk accepted. Insurance operating expenses increased $89 million, primarily due to growth in business written and a $32 million decrease in servicing carrier income, which is recorded as a reduction in commission expenses.
Underwriting results included pretax net catastrophe-related charges of $153 million, compared with $241 million in 1992. The 1993 net charges included a $44 million loss from the March East Coast blizzard; the 1992 charges included losses of $42 million from Hurricane Andrew, $54 million from Hurricane Iniki and $23 million from the December Northeast storm, together with the $75 million charge to reinstate catastrophe reinsurance coverage.

The insurance segments' premiums earned and underwriting results for the past two years ended December 31 were as follows:
(millions)                           Premiums Earned   Underwriting Results
INSURANCE SEGMENT*                    1993      1992       1993         1992
Agency & Brokerage Commercial        $2,121    $1,920    $ (235)      $ (281)
Agency & Brokerage Personal             862       777       (78)        (127)
Specialized Commercial                1,433     1,201       (92)        (174)
Total Insurance Operations           $4,416    $3,898     $(405)       $(582)
* Distinct investment portfolios are not maintained for individual insurance segments; accordingly, Insurance Operations' investment results are explained in aggregate on the following page.

The Agency & Brokerage Commercial segment's premiums earned increased $201 million from 1992. Commercial package premiums earned increased $132 million due to both price increases and acceptance of new risks. Workers' compensation premiums earned increased $20 million due to price increases substantially offset by deliberate reductions in the amount of risk accepted. In addition, the segment's 1992 premiums earned were reduced by a $39 million charge, which did not recur in 1993, to reinstate catastrophere insurance coverage. The segment's underwriting results improved $46 million from 1992, primarily due to a $20 million decrease in net catastrophe-related charges and growth in business written without a proportionate increase in operating expenses. Losses and loss expenses increased $102 million, primarily due to inflation in loss costs, the increase in the amount of risk accepted and a $19 million increase in net catastrophe losses. Insurance operating expenses increased $53 million, primarily due to growth in business written and a $32 million decrease in servicing carrier income.
The Agency & Brokerage Personal segment's premiums earned increased $85 million from 1992. Personal package premiums earned increased $30 million due to price increases, despite a small reduction in the amount of risk accepted. Monoline automobile premiums earned increased $39 million due to an increase in assignments from involuntary risk pools, primarily from New Jersey. In addition, the segment's 1992 premiums earned were reduced by a $25 million charge, which did not recur in 1993, to reinstate catastrophe reinsurance coverage. The segment's underwriting results improved $49 million from 1992, primarily due to a $50 million decrease in net catastrophe-related charges. Losses and loss expenses increased $44 million, despite a $25 million decrease in net catastrophe losses, primarily due to inflation in loss costs and an increase in losses from involuntary risk pools resulting from the increase in assignments. Insurance operating expenses improved $8 million, primarily resulting from cost reductions implemented in 1991.
The Specialized Commercial segment's premiums earned increased $232 million from 1992 due to both price increases and acceptance of new risks. Premiums earned increased $51 million in domestic marine, $49 million in workers' compensation in selected markets, $49 million in customized financial coverages, $41 million in specialty casualty and $25 million in fidelity and surety insurance. In addition, the segment's 1992 premiums earned were reduced by an $11 million charge, which did not recur in 1993, to reinstate catastrophe reinsurance coverage. The segment's underwriting results improved $82 million from 1992, primarily due to better experience in domestic marine and specialty casualty insurance, an $18 million decrease in net catastrophe-related charges and growth in business written without a proportionate increase in operating expenses. Losses and loss expenses increased $106 million, despite better experience in certain lines and a $7 million decrease in net catastrophe losses, primarily due to inflation in loss costs and the increase in the amount of risk accepted. Insurance operating expenses increased $44 million, primarily due to growth in business written. Net investment income for Insurance Operations was $514 million, down $46 million from 1992. The decrease was primarily due to the reinvestment of proceeds from sales, redemptions and maturities of fixed income securities (short-term investments, fixed maturities investments and nonredeemable preferred stock), which comprise over 88% of Continental's investments, into lower available short-term and intermediate-term yields.
Realized capital gains for Insurance Operations were $110 million, compared with $222 million in 1992. In 1992, Continental sold fixed income securities to improve statutory capital after sustaining losses from hurricanes Andrew and Iniki. These sales produced net realized capital gains of $146 million. Other sales of appreciated securities in the fixed income portfolio produced $53 million of net realized capital gains, compared with $43 million in 1992. Sales of appreciated securities in the common stock portfolio produced $57 million of net realized capital gains, compared with $33 million in 1992.

Corporate & Other Operations: Corporate & Other Operations generated a $41 million loss before income taxes for 1993, an improvement of $28 million from the previous year, primarily due to higher corporate realized capital gains.

Income Taxes: In 1993, Continental recorded federal, foreign, and state and other income tax expenses of $13 million, $4 million and $1 million, respectively. In 1992, Continental recorded federal and state and other income tax expenses of $28 million and $1 million, respectively, but virtually no foreign income tax expense or benefit. The decrease in the federal income tax expense is primarily due to a decrease in the valuation reserve caused by a reversal of temporary differences between reported and tax return income and expense amounts partially offset by increased income (see Income Taxes on page 15).

Discontinued Operations: Discontinued premium financing operations had income, net of income taxes, of $51 million, an increase of $33 million from 1992, primarily due to a $36 million after-tax gain on the 1993 sale of these operations. Discontinued insurance operations produced a loss, net of income taxes, of $3 million, an improvement of $191 million from 1992, which included a $133 million after-tax charge in connection with Continental's announced withdrawal from the traditional assumed reinsurance and marine reinsurance businesses, as well as the indigenous international and international marine insurance businesses, all of which had been performing poorly.

Results of Operations - 1992 compared with 1991
Summary: The net result for 1992 included $102 million of income from continuing operations, a $175 million loss from discontinued operations and an $11 million charge for the cumulative effect of changes in accounting principles. Net income for 1991 included $111 million of income from continuing operations, a $55 million loss from discontinued operations and $1 million of income from the utilization of net operating loss carryforwards, which was recorded as an extraordinary item.
Insurance Operations: Insurance Operations contributed 1992 income before income taxes of $200 million, an increase of $42 million from the previous year. Underwriting results deteriorated $14 million while investment results increased $56 million, including a $107 million increase in realized capital gains and a $51 million decrease in net investment income.
Premiums earned increased $26 million, primarily due to growth in certain specialty commercial lines resulting from both price increases and acceptance of new risks. This growth was limited by a $75 million charge to 1992 premiums earned to reinstate Continental's catastrophe reinsurance coverage following hurricanes Andrew and Iniki.
Underwriting results deteriorated $14 million from 1991, primarily due to a $146 million increase in net catastrophe-related charges substantially offset by better experience in commercial lines due to reductions in the amount of risk accepted over the past four years. Losses and loss expenses increased $78 million, primarily due to a $71 million increase in net catastrophe losses. Insurance operating expenses decreased $39 million, primarily due to a $17 million increase in servicing carrier income and cost reductions implemented in 1991.
The insurance segments' premiums earned and underwriting results for the past two years ended December 31 were as follows:
(millions)                           Premiums Earned    Underwriting Results
INSURANCE SEGMENT*                     1992      1991      1992        1991
Agency & Brokerage Commercial        $1,920    $2,018     $(281)      $(355)
Agency & Brokerage Personal             777       795      (127)        (66)
Specialized Commercial                1,201     1,059      (174)       (147)
Total Insurance Operations           $3,898    $3,872     $(582)      $(568)
* Distinct investment portfolios are not maintained for individual insurance segments; accordingly, Insurance Operations' investment results are explained in aggregate below.

The Agency & Brokerage Commercial segment's premiums earned decreased $98 million from 1991. The decrease was primarily due to a reduction in the amount of risk accepted and a $39 million charge to reinstate catastrophe reinsurance coverage. The segment's underwriting results improved $74 million from 1991, despite a $73 million increase in net catastrophe-related charges, due to better experience as a result of reductions in the amount of risk accepted over the past four years. Losses and loss expenses improved $127 million, despite a $34 million increase in net catastrophe losses, due to the aforementioned reductions in the amount of risk accepted. Insurance operating expenses decreased $45 million, primarily due to a decrease in business written and a $17 million increase in servicing carrier income.
The Agency & Brokerage Personal segment's premiums earned decreased $18 million from 1991. Monoline, or single coverage, premiums earned decreased $19 million due to a reduction in the amount of risk accepted partially offset by price increases, while personal package premiums earned increased $24 million due to price increases. In addition, the segment's 1992 premiums earned were reduced by a $25 million charge to reinstate catastrophe reinsurance coverage. The segment's underwriting results deteriorated $61 million from 1991, primarily due to a $44 million increase in net catastrophe-related charges and poor monoline experience. Losses and loss expenses increased $29 million, primarily due to a $19 million increase in net catastrophe losses.
The Specialized Commercial segment's premiums earned increased $142 million from 1991, despite an $11 million charge to reinstate catastrophe reinsurance coverage, due to both price increases and acceptance of new risks. Premiums earned increased $74 million in customized financial coverages, $25 million in domestic marine, $18 million in specialty casualty and $11 million in workers' compensation insurance in selected markets. The segment's underwriting results deteriorated $27 million from 1991, primarily due to a $29 million increase in net catastrophe-related charges. Losses and loss expenses increased $176 million, primarily due to inflation in loss costs, the increase in the amount of risk accepted and an $18 million increase in net catastrophe losses. Insurance operating expenses improved $7 million, primarily due to cost reductions implemented in 1991.
Net investment income for Insurance Operations was $560 million, down $51 million from 1991. The decrease was primarily due to the reinvestment of proceeds from sales, redemptions and maturities of fixed income securities into lower available short-term and intermediate-term yields.
Realized capital gains for Insurance Operations were $222 million, compared with $115 million in 1991. In 1992, Continental sold fixed income securities to improve statutory capital after sustaining losses from hurricanes Andrew and Iniki. These sales produced net realized capital gains of $146 million. Other sales of appreciated securities in the fixed income portfolio produced $43 million of net realized capital gains, compared with $85 million in 1991. Sales of appreciated securities in the common stock portfolio produced $33 million of net realized capital gains, compared with $30 million in 1991.

Corporate & Other Operations: Corporate & Other Operations generated a $69 million loss before income taxes for 1992, an increase of $6 million from the previous year, primarily due to higher interest expenses resulting from an increase in corporate borrowings.

Income Taxes: In 1992, Continental recorded federal and state and other income tax expenses of $28 million and $1 million, respectively, but virtually no foreign income tax expense or benefit. In 1991, Continental recorded a federal income tax benefit of $2 million, a foreign income tax benefit of $14 million and state and other income tax expenses of $1 million.
The $30 million increase in federal income tax expense is primarily due to the January 1, 1992 adoption of Statement of Financial Accounting Standards (SFAS) No. 109. Under SFAS No. 109, deferred income taxes are calculated under a balance sheet, rather than an income statement, method. Deferred income taxes are based on temporary differences between reported and tax return income and expense amounts and are established according to the tax laws and rates in effect when the taxes become payable rather than those in effect in the current year.
The adoption of SFAS No. 109 resulted in a $26 million increase in income tax expense net of a $20 million deferred tax benefit for Alternative Minimum Tax
(AMT). No valuation allowance was established against this benefit primarily because Continental had the ability to elect Section 847 of the Internal Revenue Code. Section 847 allows a current tax deduction to reduce current income subject to the AMT, provided a Special Estimated Tax Payment is made and taxable income in a future designated year is recognized. This future taxable income can be offset by future deductions which gave rise to a deferred tax asset and eliminate the need for a valuation allowance against that asset. This would result in a potential recovery of the Special Estimated Tax Payment.
The adoption of SFAS No. 109 provided a $178 million cumulative benefit to the 1992 results. The cumulative benefit consists of $704 million of gross deferred tax assets reduced by $386 million of gross deferred tax liabilities and a $140 million valuation allowance as of January 1, 1992. The valuation allowance increased to $159 million at December 31, 1992 due to an increase in the net deferred tax asset not fully realizable. The valuation allowance is based on an estimate of future taxable income derived from historical taxable income for a base five-year period adjusted for nonrecurring items such as the sale of subsidiaries. Based on this estimate, Continental concluded that more likely than not, it will not fully realize the benefit of all temporary differences.
The $14 million decrease in foreign tax benefits is primarily due to the utilization of Canadian tax loss carrybacks associated with 1991 losses from Canadian operations.
During 1991, Continental increased its net income by $1 million through the utilization of net operating loss carryforwards, which is shown as an extraordinary item in the accompanying Consolidated Statements of Income. Under SFAS No. 109, net operating loss carryforwards are included in the provision for income tax expenses rather than reported as an extraordinary item.

Discontinued Operations: Discontinued premium financing operations had income, net of income taxes, of $19 million, a decrease of $3 million from 1991. Discontinued insurance operations produced a loss, net of income taxes, of $194 million, an increase of $117 million from 1991. The increased loss was primarily due to a $133 million after-tax charge in connection with Continental's announced withdrawal from the traditional assumed reinsurance and marine reinsurance businesses, as well as the indigenous international and international marine insurance businesses, all of which had been performing poorly.

Other Developments:
Economic Issues: Price levels in the property and casualty insurance markets are cyclical and materially affect Continental's underwriting results. Continental's strategy is to write business in those areas in which management believes Continental has a competitive advantage. However, Continental's willingness to write this business is limited by management's belief that prices continue to be inadequate relative to loss costs in some commercial and specialty lines. The property and casualty industry's apparent capacity to provide insurance coverage, at present, substantially exceeds demand for that coverage. The strength in the domestic stock and bond markets over the current pricing cycle is exacerbating the perception of overcapacity by increasing the value of the industry's investments. It is not possible to determine when the insurance markets will permit more adequate pricing or whether current market conditions will continue. Continental will continue its efforts to obtain adequate prices and increase writings in its strategic lines. Premiums, net income and cash flow will improve to the degree that Continental successfully implements its strategy.
Inflation generally increases the cost of losses covered by insurance contracts. However, the effect of inflation varies by line of business. Since the overall rate of inflation has been relatively constant and historically normal in recent years, such effects have been less significant than in previous years, except in medical care costs. The medical cost inflation rate, while now generally decreasing in anticipation of enactment of a comprehensive health care reform program, is still higher than the overall inflation rate. Lines of insurance involving medical care costs, such as automobile, workers' compensation and medical malpractice, comprised 42% of Continental's 1993 premiums earned. The method used by Continental to estimate individual case reserves and reserves for unreported claims implicitly considers the effect of inflation in the projection of ultimate costs.
Inflation is also an important consideration in the management of Continental's investment portfolio, as changes in interest rates, which reflect expectations of changes in the rate of inflation, are inversely correlated with changes in market prices of fixed maturities investments. In order to mitigate the impact of changes in the rate of inflation on overall results, Continental practices asset/liability management. Accordingly, Continental sets the duration of its fixed maturities portfolio after taking into account the expected duration of its insurance liabilities.

Asbestos-Related, Other Toxic Tort and Environmental Pollution Claims:
Included in Continental's liability for outstanding losses and loss expenses are gross undiscounted reserves for asbestos-related, other toxic tort and environmental pollution claims of $264 million at December 31, 1993 ($247 million at December 31, 1992). Included in Continental's reinsurance assets are amounts due for asbestos-related, other toxic tort and environmental pollution claims of $105 million at December 31, 1993 ($80 million at December 31, 1992) (see "Reinsurance" discussion on page 20). Included in net losses and loss expenses are charges for asbestos-related, other toxic tort and environmental pollution claims of $56 million, $81 million and $109 million for the years ended December 31, 1993, 1992 and 1991, respectively.
Most of Continental's environmental pollution claims result from general liability policies written prior to 1986. Certain provisions of these policies have been subject to wide-ranging challenges by policyholders and/or differing interpretations by courts in various jurisdictions, with inconsistent conclusions as to the applicability of coverage for environmental pollution claims. Asbestos-related claims have generally arisen out of product liability coverage provided by Continental under general liability policies written prior to 1983. Thereafter, asbestos-product exclusions were included in general liability policies. Other toxic tort claims have also generally arisen out of product liability coverage under general liability policies. These claims involve a variety of allegations of bodily injury arising from exposure over a period of time to products alleged to be harmful or toxic.
Continental does not establish reserves for unreported asbestos-related, other toxic tort and environmental pollution claims because of significant uncertainties, which do not allow liabilities to be reasonably estimated. Such uncertainties include difficulties in determining the frequency and severity of such potential claims and in predicting the outcome of judicial decisions, as case law evolves regarding liability exposure, insurance coverage and interpretation of policy language. At this time, the future financial impact of unreported asbestos-related, other toxic tort and environmental pollution claims cannot be reasonably estimated, and no assessment can be made with respect to the ultimate impact thereof on Continental's results of operations or financial condition in the future.
The actuarial profession is addressing unquantifiable liabilities (e.g., unreported asbestos-related, other toxic tort and environmental pollution claims) and is in the initial stage of developing standards, but has not yet scheduled publication of a discussion draft. Other uncertainties may be clarified through the debate, extension or modification of the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) in 1994. These developments will continue to be monitored and assessed by Continental.

Discontinued Operations: In 1993, Continental completed the sale of its premium financing operations, AFCO Credit Corporation, AFCO Acceptance Corporation and Canadian affiliate CAFO Inc., to Mellon Bank Corporation ("Mellon"). Continental realized a $36 million gain from this sale, net of income taxes. In addition, the sale agreement provides for a contingent payment to Continental based on growth in AFCO's premiums financed over the next five years, for a potential maximum payment of up to $78 million. No provision has been made in the accompanying Consolidated Financial Statements for any potential gain from this contingent payment from Mellon. The 1993 results and net assets of these premium financing operations, which were previously reported in the Corporate & Other Operations segment, have been classified in the accompanying Consolidated Financial Statements as discontinued. Previously reported information has been restated accordingly. In 1992, Continental instituted a program to withdraw from the traditional assumed reinsurance and marine reinsurance businesses, as well as the indigenous international and international marine insurance businesses. These businesses had premiums earned of $339 million and $458 million and underwriting losses of $304 million and $196 million in 1992 and 1991, respectively. Continental failed to develop a sustainable competitive advantage in these businesses as evidenced by their poor operating performances. In addition, these businesses had subjected Continental to unmanageable concentrations of exposures to catastrophes. For example, $28 million of Continental's $70 million total net loss from Hurricane Andrew arose from reinsurance operations. As a result, Continental withdrew from these businesses to further concentrate Insurance Operations in their areas of competitive strength. Continental has been accomplishing this withdrawal by running off the insurance reserves of certain of these operations and selling the remaining operations, including Unionamerica Insurance Company, Limited, which was sold in 1993. The results and net assets of the aforementioned operations have been classified in the accompanying Consolidated Financial Statements as discontinued. Previously reported information has been restated accordingly.

New Accounting Pronouncements: Effective January 1, 1993, Continental adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which requires it to accrue for certain postemployment benefits such as salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, job training and continuation of health care and life insurance coverage. The cumulative change to Continental's results from this adoption was a net charge of $4 million.
Effective January 1, 1993, Continental also adopted Emerging Issues Task Force issue No. 93-6, "Accounting for Multiple-Year Retrospectively Rated Contracts by Ceding and Assuming Enterprises," which requires that charges or benefits from retrospective rating provisions under multi-year contracts be accrued in the period that they are incurred or paid. The cumulative change to Continental's results from this adoption was a net benefit of $6 million.
In addition, effective January 1, 1993, Continental adopted SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," which requires that reinsurance receivables and prepaid reinsurance premiums be reported as assets rather than being netted against outstanding losses and loss expenses and unearned premiums on the Consolidated Balance Sheets. SFAS No. 113 also requires that contracts with reinsurers which do not involve a transfer of risk be classified as deposits rather than reinsurance and that funds associated with these contracts be recorded as deposit liabilities rather than as premiums earned. Its adoption did not have a material effect on Continental's financial results.
Effective December 31, 1993, Continental adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires debt securities that management intends and has the ability to hold until maturity be reported at amortized cost, debt and equity securities bought principally for the purpose of short-term trading be reported at fair trade value with unrealized gains and losses included in earnings and all other debt and equity securities be reported at fair value with unrealized gains and losses reported as a separate component of shareholders' equity. This SFAS did not change the way Continental accounts for investments or have a material impact on its financial results.
Effective January 1, 1992, Continental adopted SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The cumulative change to Continental's results from these adoptions was a net charge of $11 million (see Note 2 of Notes to Consolidated Financial Statements).

Financial Resources and Liquidity
Cash Flow Analysis: Operating activities for 1993 provided $335 million in cash and cash equivalents, whereas operating activities for 1992 used cash and cash equivalents of $68 million. The principal causes for the increase in cash provided by operations were a $373 million increase in premiums collected and a $74 million decrease in losses and loss expenses paid, partially offset by a $16 million increase in underwriting expenses paid and a $12 million decrease in investment income received.
Investing activities for 1993 used $408 million in cash and cash equivalents, whereas investing activities for 1992 used $58 million in cash and cash equivalents. Increases in investments are reported as uses of cash and cash equivalents, and proceeds from sales, redemptions and maturities of investments are reported as provisions of cash and cash equivalents. The increase in cash used by investing activities is primarily due to higher 1993 net purchases of securities as a result of increased cash provided by operating activities.
Financing activities for 1993 used $264 million in cash and cash equivalents, whereas financing activities for 1992 provided cash and cash equivalents of $48 million. Increases in borrowings are reported as provisions of cash and cash equivalents, while decreases in borrowings and payments of dividends are reported as uses of cash and cash equivalents. The increase in cash used by financing activities is primarily due to the retirement in July 1993 of $282 million of 93/8% Notes which were due July 1, 1993, and a $50 million reduction in corporate short-term borrowings during 1993. These uses of cash were partially offset by the March 1993 issuance of $150 million of 7.25% Notes due March 1, 2003, which provided $148 million in cash net of offering and underwriting costs. In addition, dividends paid to shareholders amounted to $59 million in 1993, a decrease of $64 million from 1992.
As a result of the operating, investing and financing activities described above, cash and cash equivalents used in continuing operations increased $259 million from December 31, 1992.
In addition, discontinued operations provided $284 million in cash and cash equivalents for 1993, an increase of $262 million from 1992, primarily due to the sales of the premium financing operations and Unionamerica Insurance Company, Limited.

Liquidity: To meet its cash obligations, including claims payments, operating expenses, interest and principal payments on debt, declared shareholder dividends and taxes, Continental holds cash reserves, short-term money market instruments and other fixed income securities with maturities of less than one year.
In 1992 and 1993, Continental sold a total of $350 million of Notes (which provided $346 million in cash, net of offering and underwriting costs) under its shelf registration of up to $400 million of debt securities with the Securities and Exchange Commission. During 1993, Continental used $282 million of net proceeds from these sales to retire its outstanding 93/8% Notes due July 1, 1993 and $50 million of net proceeds from these sales to reduce corporate short-term borrowings. Continental intends to sell an additional $50 million of debt securities under its existing shelf registration and to register for the sale of up to an additional $100 million of debt securities. It plans to use the net proceeds from these sales to further reduce its short-term borrowings.
During 1993, Continental's insurance subsidiaries paid it $120 million in dividends. Recently, several states in which these insurance subsidiaries are domiciled enacted more stringent dividend restrictions based on percentages of surplus and net income from operations. These restrictions will, under certain circumstances, significantly reduce the maximum amount of dividends and other distributions payable to Continental by its subsidiaries without approval by state regulatory authorities. To the extent that its insurance subsidiaries do not generate amounts available for distribution sufficient to meet Continental's cash requirements without regulatory approval, Continental would seek approval for additional distributions. Under the restrictions currently in effect, the maximum amount available for payment of dividends to Continental by its insurance subsidiaries during the year ending December 31, 1994 without regulatory approval is estimated to be $304 million
(see Note 10 of Notes to Consolidated Financial Statements). Continental anticipates that dividends from its insurance subsidiaries, together with cash from other sources, will enable it to meet its obligations for interest and principal payments on debt, corporate expenses, declared shareholder dividends and taxes in 1994.
The National Association of Insurance Commissioners (NAIC), which is not itself a regulatory authority but makes recommendations to and takes other actions affecting state regulatory authorities, adopted a Risk-Based Capital
(RBC) standard in the fourth quarter of 1993 for use by state insurance regulators. RBC is intended to be a "tool" for regulators to assess the capital adequacy of property and casualty insurers and to take action when capital under the standard is judged to be inadequate. The NAIC developed a model law which can be adopted on a state-by-state basis and may be applied, if adopted by the relevant state regulatory authorities, to Continental's 1994 statutory financial statements. Based upon the RBC standards developed by the NAIC as applied to its 1993 statutory financial statements,Continental believes that its insurance subsidiaries have sufficient levels of capital for their respective operations.
In 1993, Continental entered into a revolving credit facility, providing for borrowings of up to $150 million from a syndicate of banks. Funds borrowed through the facility may be used for general corporate purposes, but Continental intends to use the facility primarily as an alternative to existing sources of short-term borrowings. At December 31, 1993,Continental had not borrowed any funds through the facility. Commitment fees associated with this facility are not significant, nor does this facility require compensating balance arrangements with the lenders.

Investments: Fixed maturities available-for-sale consist of certain bonds and redeemable preferred stocks that management may not hold until maturity and which have an average Standard & Poor's rating of AA+ (or its Moody's equivalent). Continental's fixed maturities available for sale had a balance sheet fair value of $6,916 million at December 31, 1993 (compared with a fair value of $6,240 million at December 31, 1992) and included mortgage-backed securities with a fair value of $1,270 million and an amortized cost of $1,255 million at December 31, 1993 (compared with a fair value of $1,338 million and an amortized cost of $1,300 million at December 31, 1992). Continental's mortgage-backed securities have an average Standard & Poor's rating of AAA
(or its Moody's equivalent) and an average life of 6.0 years. Continental has an insignificant investment in collateralized mortgage obligations which put the return of principal at risk if interest rates or prepayment patterns fluctuate.
At December 31, 1993, the fixed maturities portfolio included an insignificant amount of securities, the fair value of which is expected to be lower than their carrying value for more than a temporary period; such investments have been recorded in the accompanying Consolidated Balance Sheets at their net realizable value.
Continental also maintains an equity securities portfolio, the fair value of which was $759 million at December 31, 1993. At December 31, 1993, Continental also had a $112 million investment in privately placed direct mortgages, which are included in the balance sheet caption "Other Long-Term Investments."
The NAIC is currently developing an Investments of Insurers Model Act, which would, if adopted by state regulatory authorities, establish uniform limitations upon the type and amounts of investments insurers may hold. Based upon the current proposals of this Model Act, which are subject to review and change, Continental does not believe a uniform standard would significantly affect the current investment mix or operations of its insurance subsidiaries. Unrealized appreciation on investments available-for-sale increased $170 million, before income taxes, from December 31, 1992. Unrealized appreciation on fixed maturities increased $152 million. Unrealized appreciation on common stocks decreased $1 million, while unrealized appreciation on nonredeemable preferred stocks increased $11 million. Unrealized appreciation on other long-term assets increased $8 million. In addition, unrealized appreciation on investments held by discontinued operations increased $15 million, before income taxes, from December 31, 1992.
Continental's book value per share at December 31, 1993 was $39.40, compared with $34.73 at year-end 1992.

Reinsurance: In the ordinary course of business, Continental cedes business to other insurers and reinsurers. Purchasing reinsurance enables Continental to limit its exposure to catastrophic events and other concentrations of risk. However, purchasing reinsurance does not relieve Continental of its obligations to its insureds. Continental reviews the creditworthiness of its reinsurers on an ongoing basis. To minimize potential problems, Continental's policy is to purchase reinsurance only from carriers who meet its credit quality standards. It has also taken and is continuing to take steps to settle existing reinsurance arrangements with reinsurers who do not meet its credit quality standards. Continental does not believe that there is a significant solvency risk concerning its reinsurance claims. In addition, Continental regularly evaluates the adequacy of its reserves for uncollectible reinsurance. Continental believes that it makes adequate provisions for the ultimate collectibility of its reinsurance claims and therefore believes these net recoveries to be probable.
Continental has in place various reinsurance arrangements with respect to its current operations. These arrangements are subject to retentions, coverage limits and other policy terms. Some of the principal treaty arrangements which are presently in effect are an excess of loss treaty reducing Continental's liability on individual property losses, a blanket casualty program reducing Continental's liability on third party liability losses, a clash casualty program reducing Continental's liability on multiple insured/single event losses, and a property catastrophe program, with a net retention of $50 million in 1993, increased from $20 million in 1992, reducing its liability from catastrophic events. Continental also uses individual risk facultative and other facultative agreements to further reduce its liabilities. Continental also has in place, for future potential adverse reserve development, an aggregate excess of loss reinsurance contract with a full limit of $400 million, which covers substantially all domestic losses and loss expenses for 1991 and prior policy years.

Sale of Premiums Receivable: In December 1993, Continental sold $513 million of premiums receivable balances. Cash received from this sale is net of transaction costs. As a result, the balance sheet caption "Premiums Receivable" is lower by $513 million at December 31, 1993 than it otherwise would have been. This sale accelerated the cash flow from the sold receivables, increasing cash provided by operations in 1993 by $491 million, whereas a similar sale in 1992 reduced 1993 cash provided by operations by $528 million. The 1993 sale of receivables will decrease cash provided by operations in 1994. In the event that the receivables are not collected, Continental's credit risk will be limited to the amount that the purchasers of these receivables hold as a deposit ($15 million at December 31, 1993).

Subsequent Events: Losses from the snow and ice storms occurring in the East and Midwest during January are estimated to be about $43 million pretax. Continental also estimates its pretax losses from the California earthquake at about $30 million. These losses are net of reinsurance and will be included in Continental's first quarter results.























Report on Financial Statements
The accompanying Consolidated Financial Statements were prepared by Continental, which is responsible for their integrity and objectivity. The statements have been prepared in conformity with generally accepted accounting principles, appropriate in the circumstances, and necessarily include some amounts that are based on Continental's best estimates and judgments. The financial information contained elsewhere in the Annual Report is consistent with that in the Consolidated Financial Statements.
Continental maintains an effective system of internal accounting controls through established policies and procedures including a code of conduct. Such controls are designed to provide reasonable assurance that assets are safeguarded against loss or unauthorized use and that the processes of accumulating and developing financial records are reliable for use in preparing financial statements and maintaining accountability of assets. The concept of reasonable assurance is based on the recognition that the cost of a system of internal control must not exceed the related benefits and that the possibility of human error or circumvention or override of controls exists. The system is continuously reviewed through an extensive program undertaken by a team of internal auditors.
Continental's Consolidated Financial Statements have been audited by KPMG Peat Marwick, independent auditors, whose audits were made in accordance with generally accepted auditing standards and included a consideration of the internal accounting controls to the extent necessary to opine on the fairness of the Consolidated Financial Statements.
The Audit Committee of the Board of Directors, comprised solely of directors from outside Continental, meets regularly with financial management, the independent auditors and the internal auditors to review the work and procedures of each. The independent auditors and the internal auditors have free access to the Audit Committee, without the presence of management, to discuss the results of their work and their consideration of Continental's internal accounting controls and the quality of Continental's financial reporting. The Board of Directors, upon the recommendation of the Audit Committee, appoints the independent auditors, subject to shareholder approval.


/s/ John P. Mascotte
Chairman
and Chief Executive Officer




/s/ J. Heath Fitzsimmons
Senior Vice President
and Chief Financial Officer
February 10, 1994







Consolidated Statements of Income
Year Ended December 31 (millions, except share and per share amounts)
Revenues:                                       1993     1992     1991
Premiums                                    $4,416.1 $ 3,898.0  $3,872.5
Net Investment Income                          542.3     589.9     637.2
Realized Capital Gains                         124.5     215.6     111.2
Other Revenues                                  90.8      93.5     100.1
Total Revenues                               5,173.7   4,797.0   4,721.0
Expenses:
Losses and Loss Expenses                     3,414.1   3,161.6   3,083.0
Insurance Operating Expenses                 1,407.4   1,318.0   1,357.1
Other Expenses                                 125.7     137.2     141.6
Interest on Corporate Borrowings                48.6      49.5      43.8
Total Expenses                               4,995.8   4,666.3   4,625.5
Income from Continuing Operations before
 Income Taxes                                  177.9     130.7      95.5
Income Taxes (Benefits):
Current                                         20.6      50.6     (16.4)
Deferred                                        (2.4)    (21.9)      1.3
Total Income Taxes (Benefits)                   18.2      28.7     (15.1)
Income from Continuing Operations              159.7     102.0     110.6
Income (Loss) from Discontinued Operations,
Net of Income Taxes                             12.7    (161.7)    (54.9)
Gain (Loss) on Disposal of Discontinued
Operations, Net of Income Taxes                 36.0     (13.0)       -
Total Income (Loss) from Discontinued
 Operations, Net of Income Taxes                48.7    (174.7)    (54.9)
Income (Loss) before Extraordinary
Item and Net Cumulative Effect of
Changes in Accounting Principles               208.4     (72.7)     55.7
Extraordinary Item - Utilization of
Net Operating Loss Carryforwards                 -         -         0.7
Net Cumulative Effect of Changes in
Accounting Principles                            1.6     (11.0)       -
Net Income (Loss)                             $210.0    $(83.7)    $56.4
Net Income (Loss) Available to Common
 Shareholders                                 $206.8    $(86.9)    $53.2
Per Common Share:
Income from Continuing Operations              $2.83    $ 1.80     $1.97
Income (Loss) from Discontinued Operations,
 Net of Income Taxes                            0.23     (2.94)    (1.01)
Gain (Loss) on Disposal of Discontinued
Operations,  Net of Income Taxes                0.65     (0.24)       -
Total Income (Loss) from Discontinued
Operations, Net of Income Taxes                 0.88     (3.18)    (1.01)
Income (Loss) before Extraordinary Item and
Net Cumulative Effect of Changes in
Accounting Principles                           3.71     (1.38)     0.96
Net Cumulative Effect of Changes in
Accounting Principles                           0.03     (0.20)       -
Net Income (Loss)                             $ 3.74    $(1.58)    $0.98
Weighted Average Shares of Common
Stock Outstanding                         55,306,330 54,898,736 54,556,987
See Notes to Consolidated Financial Statements.
Consolidated Balance Sheets
December 31 (Millions, except par values and share amounts)  1993    1992
ASSETS:
Fixed Maturities Held-to-Maturity at Amortized Cost
 (Market $0.0; 1992 - $383.7)                         $     -       $354.5
Fixed Maturities Available-for-Sale at Fair Value
 (Amortized Cost $6,615.9;1992 - $6,091.9)              6,916.4    6,240.1
Equity Securities Available-for-Sale at Fair Value
 (Cost $600.0; 1992 - $759.7)                             759.1      908.8
Other Long-Term Investments at Fair Value
(Cost $387.9; 1992 - $340.2)                              395.9      340.2
Other Short-Term Investments                            1,071.0      647.9
Total Investments                                       9,142.4    8,491.5
Cash and Cash Equivalents                                  58.5      111.5
Premiums Receivable                                     1,021.0      947.0
Accrued Interest and Dividends                            160.7      124.6
Reinsurance Receivables                                 3,152.9    3,259.7
Prepaid Reinsurance Premiums                              321.5      339.8
Reinsurance Recoverable                                   329.0      387.1
Deferred Policy Acquisition Costs                         494.0      467.5
Property and Equipment, Net                               463.5      450.2
Deferred Tax Asset                                         41.7       98.9
Other Assets                                              950.8      585.6
Net Assets of Discontinued Operations                      84.6      310.5
Total Assets                                          $16,220.6  $15,573.9

LIABILITIES:
Outstanding Losses and Loss Expenses                   $9,068.7   $9,066.2
Unearned Premiums                                       2,409.7    2,306.2
Short-Term Debt                                           229.1      567.7
Long-Term Debt                                            774.4      624.1
Accounts Payable and Accrued Expenses                     107.9       96.4
Accrued Employee Benefits                                 308.3      280.9
Other Liabilities                                       1,139.4      701.3
Total Liabilities                                      14,037.5   13,642.8
Commitments and Contingencies                              -           -
Redeemable Preferred Stocks at Redemption Value            -          20.5
SHAREHOLDERS' EQUITY:
Preferred Stock - $4 Par Value                              0.3        0.3
Common Stock - $1 Par Value                                65.7       65.7
Authorized Shares: 100,000,000
Issued Shares: 65,720,419; 1992 - 65,716,409
Outstanding Shares: 55,331,060; 1992 - 54,925,639
Paid-in Capital                                           613.2      616.2
Retained Earnings                                       1,612.5    1,461.9
Net Unrealized Appreciation of Investments                322.1      202.0
Cumulative Foreign Currency Translation Adjustment        (61.1)     (52.4)
Common Stock in Treasury at Cost (10,389,359 shares;1992
 - 10,790,770 shares)                                    (369.6)    (383.1)
Total Shareholders' Equity                              2,183.1    1,910.6
Total Liabilities, Commitments and Contingencies,
 Redeemable Preferred Stocks
    and Shareholders' Equity                          $16,220.6   $15,573.9
See Notes to Consolidated Financial Statements.
Consolidated Statements of Cash Flows
Year Ended December 31 (millions)                    1993    1992    1991
Cash Flows from Operating Activities:
Income from Continuing Operations                 $ 159.7  $ 102.0 $  110.6
Adjustments to Reconcile Net Income to
Net Cash Provided from (Used in) Continuing
Operating Activities:
Realized Capital Gains                             (124.5)  (215.6)  (111.2)
Outstanding Losses and Loss Expenses                  2.5    331.3    907.1
Unearned Premiums                                   103.5    144.4     85.5
Premiums Receivable                                 (74.0)    72.4     94.6
Reinsurance Receivables                             106.8   (426.7)  (968.3)
Prepaid Reinsurance Premiums                         18.3    (23.5)   (50.5)
Reinsurance Recoverable                              58.1    (63.5)    38.8
Depreciation and Amortization                        38.8     38.0     46.5
Other - Net                                          45.9    (26.7)   (27.9)
Net Cash Provided from (Used in) Continuing
Operating Activities                                335.1    (67.9)   125.2
Net Cash Provided from (Used in)
Discontinued Operations                             284.0     21.6    (28.8)
                                                    619.1    (46.3)    96.4
Cash Flows from Investing Activities:
Net Purchase of Property and Equipment              (52.1)    (2.9)   (28.6)
Cost of Investments Purchased                    (6,126.2)(7,168.5)(7,054.3)
Proceeds from Investments Sold                    5,430.9  6,751.6  6,784.9
Proceeds from Investments Matured                   838.6    607.6    453.5
Net Increase in Long-Term Investments               (76.3)   (10.9)   (34.2)
Net Increase in Short-Term Investments             (423.1)  (257.3)  (132.0)
Decrease in Net Receivable on Sale of Securities      -       22.2     11.7
Net Cash Provided from (Used in) Continuing
 Investing Activities                              (408.2)   (58.2)     1.0

Cash Flows from Financing Activities:
Proceeds from Treasury Shares Sold                   10.5      8.0      6.2
Redemption of Redeemable Preferred Stocks           (20.5)     -        -
Dividends to Shareholders                           (59.4)  (123.1)  (145.5)
Increase (Decrease) in Short-Term Debt              (56.9)   268.1     60.5
Issuance of Long-Term Debt                          150.0    200.0      -
Retirement of Debt                                 (281.7)     -        -
Other Decrease in Long-Term Debt                     (5.9)  (304.8)    (1.8)
Net Cash Provided from (Used in) Continuing
 Financing Activities                              (263.9)    48.2    (80.6)

Net Increase (Decrease) in Cash
and Cash Equivalents                                (53.0)   (56.3)    16.8
Cash and Cash Equivalents at Beginning of Year      111.5    167.8    151.0
Cash and Cash Equivalents at End of Year          $  58.5  $ 111.5 $  167.8
Supplemental Cash Flow Information:
Federal, Foreign and State Taxes Paid (Recovered) $  (0.6) $   2.7 $    4.7
Interest Paid                                     $ 105.4  $ 100.6 $  101.4
See Notes to Consolidated Financial Statements.



Consolidated Statements of Shareholders' Equity
                                                                               Net      Cumulative
                                                                        Unrealized        Foreign
                                                                      Appreciation       Currency     Common          Total
                              Preferred  Common   Paid-in   Retained            of    Translation   Stock in   Shareholders'
(Millions)                        Stock   Stock   Capital   Earnings   Investments     Adjustment   Treasury         Equity
Balance at December 31, 1990    $   0.3  $ 65.7   $ 616.1   $1,757.8       $ 49.6      $  (31.4)    $(397.2)     $  2,060.9
Net Income                                                      56.4                                                   56.4
Increase in Net Unrealized
Appreciation of Investments                                                 110.6                                     110.6
Increase in Foreign Currency
Translation Adjustment                                                                     10.4                        10.4
Dividends:
Preferred                                                       (3.2)                                                  (3.2)
Common                                                        (142.3)                                                (142.3)
Treasury Stock Sold                                   0.1                                               6.1             6.2
Balance at December 31, 1991    $   0.3  $ 65.7   $ 616.2   $1,668.7       $160.2      $  (21.0)    $(391.1)     $  2,099.0

Net Loss                                                       (83.7)                                                 (83.7)
Increase in Net Unrealized
Appreciation of Investments                                                  41.8                                      41.8
Decrease in Foreign Currency
Translation Adjustment                                                                    (31.4)                      (31.4)
Dividends:
Preferred                                                       (3.2)                                                  (3.2)
Common                                                        (119.9)                                                (119.9)
Treasury Stock Sold                                                                                     8.0             8.0
Balance at December 31, 1992    $   0.3  $ 65.7   $ 616.2   $1,461.9       $202.0      $  (52.4)    $(383.1)     $  1,910.6

Net Income                                                     210.0                                                  210.0
Increase in Net Unrealized
Appreciation of Investments                                                 120.1                                     120.1
Decrease in Foreign Currency
Translation Adjustment                                                                     (8.7)                       (8.7)
Dividends:
Preferred                                                       (3.2)                                                  (3.2)
Common                                                         (56.2)                                                 (56.2)
Treasury Stock Sold                                  (3.0)                                             13.5            10.5
Balance at December 31, 1993    $   0.3  $ 65.7   $ 613.2   $1,612.5       $322.1      $  (61.1)    $(369.6)     $  2,183.1
See Notes to Consolidated Financial Statements.










Notes to Consolidated Financial Statements

Note 1: Summary of Significant Accounting Policies
Principles of Consolidation: The Consolidated Financial Statements are presented in accordance with generally accepted accounting principles and include the accounts of The Continental Corporation and its majority-owned subsidiaries (collectively, "Continental"). Certain reclassifications, primarily for discontinued operations and the adoption of new accounting pronouncements, have been made to the prior years' financial information to conform to the 1993 presentation.

Investments: Fixed maturities held-to-maturity consist of certain bonds presented at amortized cost that management intends and has the ability to hold until maturity. Fixed maturities available-for-sale consist of certain bonds and redeemable preferred stocks, presented at fair value, that management may not hold until maturity.
Equity securities available-for-sale are comprised of common stocks and nonredeemable preferred stocks which are reported at fair values.
Other investments are comprised of money market instruments, mortgages receivable and certificates of deposit, which are reported at amortized cost; notes receivable, time deposits, federal funds sold and securities purchased under resale agreements, which are reported at cost; venture capital investments, which are reported at lower of cost or fair value; investments in minority affiliates, which are reported under the equity method of accounting; and investments in limited partnerships, which are reported at fair value. These other investments are classified as short term if their maturity date is within one year of the balance sheet date. All investment transactions are recorded on the settlement date.
Realized capital gains and losses on the sales of investments are included as a component of revenues, based upon the specific identification method. Provisions for other than temporary impairment of investment carrying values are included in realized capital losses. Unrealized gains and losses on investments reported at fair value, net of related deferred taxes, are reflected in shareholders' equity.
At December 31, 1993, Continental did not invest in the securities of any issuer, except securities issued/backed by U.S. or Canadian government agencies, in excess of 10% of total shareholders' equity.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand and certain money market funds and other debt issues that have an original maturity of ninety days or less and that are designated as necessary for use by operations.

Insurance: Direct, assumed and ceded premiums are reflected as revenues on a pro rata basis over the terms of the policies and include estimates for audit and retrospectively rated policies.
Outstanding losses and loss expenses are reported gross of reinsurance and net of estimated amounts recoverable for salvage and subrogation. Outstanding losses and loss expenses are necessarily based upon estimates for all reported claims and all unreported claims incurred except "environmental type" claims (see Note 14). Workers' compensation pension reserves are discounted to present value using an assumed market yield of 7% which is higher than the assumptions used for statutory purposes; the use of this discount rate did not impact income before income taxes in 1993, 1992 and 1991, respectively.


Premium Receivable: In December 1993, Continental sold $513.4 million of premiums receivable balances due within the next twelve months ($527.8 million were sold in December 1992). These sales accelerated the cash flow associated with the premiums receivable, increasing cash in the year of the sale and reducing it during the following year, when such receivables would otherwise have been collected. These receivables are sold on a nonrecourse basis by Continental. In the event of nonpayment, Continental's credit risk is limited to the amount that the purchaser of the receivables holds as a deposit ($15.0 million in 1993 and $15.2 million in 1992).

Deferred Policy Acquisition Costs: Variable costs that are directly related to the production of business, such as commissions and premium taxes, are deferred and amortized over the period in which the related premiums are earned. Deferred policy acquisition costs are limited to their net realizable value after consideration of investment income on the related premiums.
Policy acquisition costs deferred during the year amounted to $1,397.0 million (1992 - $1,319.7 million; 1991 - $1,299.9 million). Deferred policy acquisition costs amortized to income during the year amounted to $1,370.5 million (1992 - $1,282.7 million; 1991 - $1,288.1 million).

Property and Equipment: Property and equipment are reported at depreciated cost using the straight-line method over the estimated useful lives of the assets. Property and equipment are recorded net of accumulated depreciation of $218.5 million and $186.5 million at December 31, 1993 and 1992, respectively. Depreciation expense charged to operations amounted to $38.8 million for the year ended December 31, 1993 (1992 - $38.0 million; 1991 - $46.5 million).

Income Taxes: Continental adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," retroactive to January 1, 1992. SFAS No. 109 requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities and the related expenses and benefits are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Foreign subsidiaries are taxed under applicable foreign regulations. In addition, Continental provides for deferred taxes on the net unrealized appreciation of investments that are reported at market value.

Earnings per Common Share: Earnings per common share are computed using net income less preferred dividends declared ($3.2 million in 1993, 1992 and 1991, respectively) divided by the weighted average number of common shares and common share equivalents outstanding. Shares issuable under Continental's Long-Term Incentive Plan are considered as common share equivalents in computing earnings per share. There is no significant difference between earnings per share on a primary or fully diluted basis.

Note 2: Changes in Accounting Principles
Effective January 1, 1993, Continental adopted Statement of Financial Accounting Standards (SFAS) No. 112, "Employers' Accounting for Postemployment Benefits," which affects accounting for certain postemployment benefits such as salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, job training and continuation of health care and life insurance.
Effective January 1, 1993, Continental adopted the Financial Accounting Standards Board's Emerging Issues Task Force Issue No. 93-6, "Accounting for Multiple-Year Retrospectively Rated Contracts by Ceding and Assuming Enterprises," (EITF 93-6) which affects accounting for certain nontraditional reinsurance contracts, primarily funded cover reinsurance.
Effective January 1, 1993, Continental adopted SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," which requires reinsurance receivables and prepaid reinsurance premiums to be reported as assets rather than being netted against outstanding losses and loss expenses and unearned premiums on the accompanying Consolidated Balance Sheets. Outstanding losses and unearned premiums have been reclassified to reflect a gross presentation and are higher than previously presented by $3,152.9 million and $321.5 million, respectively in 1993, and by $3,259.7 million and $339.8 million, respectively in 1992. These increased liabilities were offset by a corresponding increase in the asset captions "Reinsurance Receivables" and "Prepaid Reinsurance Premiums." SFAS No. 113 also requires that contracts with reinsurers which do not involve a transfer of risk be classified as deposits rather than reinsurance and that funds associated with these contracts be recorded as deposit liabilities rather than premiums earned.
Effective December 31, 1993, Continental adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This SFAS requires debt securities that management intends and has the ability to hold until maturity be reported at amortized cost, debt and equity securities bought principally for the purpose of short-term trading be reported at fair value with unrealized gains and losses included in earnings and all other debt and equity securities be reported at fair value with unrealized gains and losses reported as a separate component of shareholders' equity.
The adoption of SFAS No. 112, EITF 93-6, SFAS No. 113 and SFAS No. 115 did not have a significant impact on the 1993 income before income taxes.
Effective January 1, 1992, Continental adopted SFAS No. 109, "Accounting for Income Taxes," and SFAS No.106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

The net cumulative effect of changes in accounting principles is comprised of the following:
(millions, Except Per Share Amounts)        1993        1992
Net Cumulative Effect of the Change
  in Accounting for Postemployment
  Benefits                                 $(3.6)     $   _
Net Cumulative Effect of the Change
  in Accounting for Retrospectively
  Rated Reinsurance Contracts                5.2          _
Net Cumulative Effect of the Change
  in Accounting for Income Taxes              _         185.4
Net Cumulative Effect of the Change
  in Accounting for Postretirement
  Benefits Other Than Pensions                _        (196.4)
Net Cumulative Effect of Changes in
  Accounting Principles                    $ 1.6      $ (11.0)

Per Common Share:                           1993        1992
Net Cumulative Effect of the Change
  in Accounting for Postemployment
  Benefits                                 $(0.06)    $   _
Net Cumulative Effect of the Change
  in Accounting for Retrospectively
  Rated Reinsurance Contracts                0.09         _
Net Cumulative Effect of the Change
  in Accounting for Income Taxes              _          3.37
Net Cumulative Effect of the Change
  in Accounting for Postretirement
  Benefits Other Than Pensions                _         (3.57)
Net Cumulative Effect of Changes
  in Accounting Principles                 $ 0.03     $ (0.20)

Note 3: Discontinued Operations
In 1993, Continental sold its premium financing operations, AFCO Credit Corporation, AFCO Acceptance Corporation and Canadian affiliate CAFO Inc., to Mellon Bank Corporation ("Mellon"). Continental realized a fourth quarter pretax gain from the sale of approximately $45.0 million. Proceeds from the sale approximated $220.0 million, comprised of a $120.0 million dividend from AFCO to Continentaland $100.0 million in cash from Mellon. In addition, the sale agreement provides for a contingent payment to Continental based on AFCO's premium finance growth for the next five years, for a potential maximum payment of up to $78.0 million. No provision has been made in the accompanying Consolidated Financial Statements for any potential gain from this contingent payment from Mellon.
In 1992, Continental's management instituted a program to withdraw from traditional assumed reinsurance and marine reinsurance businesses, as well as indigenous international and international marine insurance businesses. Continental has been accomplishing this withdrawal by running off the insurance reserves of certain of these discontinued operations and by selling the remaining operations which included the 1993 sale of Unionamerica Insurance Company, Limited, a United Kingdom insurance subsidiary for $95.0 million in cash and $15.0 million face value of redeemable preferred stock. The results and net assets of these operations are now reported as discontinued.
The financial statements reflect the operating results and balance sheet items of the discontinued insurance and premium financing operations separately from continuing operations.

Operating results of the discontinued insurance operations were as follows:
(MILLIONS)                               1993     1992      1991
Total Revenues                        $  282.2  $ 549.8   $ 585.1
Total Expenses                           285.5    740.0     654.5
Loss before Income Taxes                  (3.3)  (190.2)    (69.4)
Income Taxes (Benefits)                    (.7)    (9.7)      7.2
Loss on Disposal of
Discontinued Insurance
Operations, Net of
Income Taxes                                _     (13.0)       _
Net Loss from
Discontinued
Insurance Operations                  $   (2.6) $(193.5)  $ (76.6)

Operating results of the discontinued premium financing operations were as follows:
(MILLIONS)                                 1993    1992    1991
Total Revenues                        $   92.4  $ 103.0   $ 119.3
Total Expenses                            75.4     79.5      92.2
Income before
Income Taxes                              17.0     23.5      27.1
Income Taxes                               1.7      4.7       5.4
Gain on Disposal of
Discontinued Premium
Financing Operations,
Net of Income Taxes                       36.0       _          _
Net Income from
Discontinued Premium
Financing Operations                  $   51.3   $ 18.8    $ 21.7

Net assets of discontinued insurance operations at December 31 were as follows:

(millions)                              1993      1992
Assets
Cash and Investments                 $1,166.5  $1,461.0
Other Assets                            528.4     924.3
                                      1,694.9   2,385.3
Liabilities
Outstanding Losses and Loss Expenses  1,346.0   2,022.2
Unearned Premiums                         3.0      91.1
Other Liabilities                       261.3     128.8
                                      1,610.3   2,242.1
Net Assets                             $ 84.6    $143.2


Net assets of discontinued premium financing operations at December 31 were as follows:

(millions)                              1993      1992
Assets
Premium Financing Loans Receivable   $    -    $1,083.3
Other Assets                              -        32.9
                                          -     1,116.2
Liabilities
Short-Term Debt                           -       873.5
Long-Term Debt                            -        26.5
Other Liabilities                         -        48.9
                                          -       948.9
Net Assets                             $  -     $ 167.3




Note 4: Investments
Fixed Maturities Held-to-Maturity: The amortized cost and estimated market values of the fixed maturities held-to-maturity portfolio at December 31, 1992 are as follows:

                                                         1992
                              Gross        Gross
             Amortized   Unrealized     Unrealized     Market
(millions)      Cost    Appreciation    Depreciation    Value
Tax-Exempt
 Securities   $  354.5   $  30.6        $     1.4      $ 383.7

In 1993, Continental reclassified the balance of fixed maturities held-to-maturity to fixed maturities available-for-sale because management may not hold these securities until maturity. Proceeds from sales (1992 and 1991 only), calls and maturities of investments from fixed maturities held-to-maturity during 1993 were $72.9 million (1992 - $3,582.4 million,
1991 - $3,861.2 million). Gross gains of $4.6 million (1992 - $138.4 million, 1991 - $73.5 million) and gross losses of $0.2 million (1992 - $22
1991 - $11.6 million) were realized on those transactions.
The amortized cost and estimated market value of the fixed maturities available-for-sale at December 31, 1993, by contractual maturity date are shown in the following table. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                           Amortized      Market
(millions)                                      Cost       Value
Due in One Year or Less                    $   449.1   $   449.3
Due after One Year through Five Years        2,401.9     2,499.1
Due after Five Years through Ten Years       1,104.9     1,192.7
Due after Ten Years                          2,660.0     2,775.3
                                           $ 6,615.9    $6,916.4

Fixed Maturities Available-for-Sale and Equity Securities Available-for-Sale: The amortized cost and estimated market values of the fixed maturities available-for-sale and equity securities available-for-sale portfolios at December 31 are as follows:

                                                                      1993

                                   GROSS        GROSS        NET
                 AMORTIZED    UNREALIZED   UNREALIZED    UNREALIZED   MARKET
(MILLIONS)          COST    APPRECIATION  DEPRECIATION  APPRECIATION  VALUE
Fixed Maturities
Available-for-Sale:
 U.S. Treasury
 Securities    $ 1,647.9   $      63.7         $ 5.1   $    58.6  $ 1,706.5
  U.S. Agency
 Securities         25.3           2.0           0.2         1.8       27.1
 Tax-Exempt
 Securities      1,325.2          95.1           1.7        93.4    1,418.6
 Canadian
 Government,
 Provincial
 and Municipal
 Securities        518.0          41.2           0.2        41.0      559.0
 Other
 International
 Securities        646.8          44.4           1.3        43.1       689.9
 Corporate
 Securities      1,148.7          53.5           9.1        44.4     1,193.1
 Mortgage-Backed
 Securities      1,255.1          21.6           6.4        15.2     1,270.3
 Redeemable
 Preferred Stocks   48.9           3.0            _          3.0        51.9
                 6,615.9         324.5          24.0       300.5     6,916.4
Equity Securities
 Available-for-Sale:

Common Stocks      500.8         166.1          13.2       152.9       653.7
 Nonredeemable
Preferred Stocks    99.2           6.6           0.4         6.2       105.4
               $   600.0   $     172.7         $13.6   $   159.1  $    759.1

Unrealized Appreciation on Fixed Maturities and
 Equity Securities Available-for-Sale                      459.6
Unrealized Appreciation on Other Long-Term Investments       8.0
Unrealized Appreciation                                    467.6
Less: Deferred Taxes (Net of $4.5 Million
 in Tax Rate Change)                                      (160.6)
Discontinued Operations (Net of $8.1 Million
 Deferred Taxes)                                            15.1
Net Unrealized Appreciation of Investments               $ 322.1




                                                                        1992

                                     GROSS         GROSS      NET
                   AMORTIZED    UNREALIZED    UNREALIZED   UNREALIZED   MARKET
(MILLIONS)            COST    APPRECIATION  DEPRECIATION  APPRECIATION   VALUE
Fixed Maturities
Available-for-Sale:
 U.S. Treasury
 Securities        $1,432.6       $ 28.0      $ 7.3         $ 20.7    $1,453.3
 U.S. Agency
Securities             46.0          1.1        0.4            0.7        46.7
Tax-Exempt
 Securities           724.8         40.1        1.3           38.8       763.6
Canadian Government,
 Provincial and
Municipal Securities  476.7         12.9        2.4           10.5       487.2
 Other International
Securities            743.5         31.1        7.1           24.0       767.5
 Corporate
 Securities         1,313.0         32.3       18.6           13.7     1,326.7
Mortgage-Backed
 Securities         1,299.7         41.1        3.3           37.8     1,337.5
Redeemable
 Preferred Stocks      55.6          2.1        0.1            2.0        57.6
                    6,091.9        188.7       40.5          148.2     6,240.1
Equity Securities
 Available-for-Sale:
Common Stocks         583.6        167.6       13.3          154.3       737.9
Nonredeemable
Preferred Stocks      176.1         11.5       16.7           (5.2)      170.9
                   $  759.7       $179.1      $30.0         $149.1       908.8
Unrealized Appreciation                                      297.3
Less: Deferred Taxes                                        (101.0)
Discontinued Operations
(Net of $2.8 Million Deferred Taxes)                           5.7
Net Unrealized Appreciation of Investments                  $202.0

Financial instruments with off-balance-sheet risk and their associated contractor notional amounts as of December 31, 1993 and 1992 are foreign currency exchange contracts of $0.0 million and $48.1 million, interest rate swaps of $208.0 million and $31.2 million, currency-linked medium-term notes of $5.0 million and $58.2 million, and futures contracts of $123.0 million and $0.0 million, respectively. Continental does not participate in these types of financial instruments as an intermediary and, therefore, believes it limits its credit risk of nonperformance by any counterparty to an insignificant amount.
Continental has established a securities lending program. At December 31, 1993 and 1992 the estimated fair value of securities on loan was $275.8 million and $314.1 million, respectively. The company requires in return for the securities a minimum collateral of 105% of the fair value of loaned securities.
Continental manages its investments to limit credit risk by diversifying its portfolio among various security types and industry sectors. The credit risk of financial instruments is controlled through credit approvals, limits and monitoring procedures. Management believes that significant concentrations of credit risk do not exist.
Included in other liabilities at December 31, 1993 are obligations under reverse repurchase and dollar reverse repurchase agreements aggregating $188.1 million ($39.7 million in 1992).


Note 5: Net Investment Income and Realized Capital Gains (Losses)
Net investment income by source for the year ended December 31 is as follows:

(MILLIONS)                                      1993       1992        1991
Fixed Maturities Held-to-Maturity           $   17.2   $  326.1     $ 440.1
Fixed Maturities Available-for-Sale            465.5      202.9       118.3

Equity Securities Available-for-Sale:
Common Stocks                                   17.5       18.4        23.2
Nonredeemable Preferred Stocks                  10.0       16.4        20.3
Minority Affiliates*                            10.1       11.7        11.9
Other Long-Term Investments                     22.6       20.6        24.2
Other Short-Term Investments                    34.5       26.8        49.6
Investment Income                              577.4      622.9       687.6
Less: Applicable Expenses                       35.1       33.0        50.4
Net Investment Income                       $  542.3    $ 589.9     $ 637.2
*Earnings in minority affiliates are shown net of taxes accrued by such affiliates. Dividends paid by minority affiliates aggregated $0.0 million in 1993 (1992 - $1.0 million; 1991 - $0.6 million).

Set forth below are summaries of realized capital gains (losses) for the year ended December 31:

(MILLIONS)                                      1993       1992        1991
Fixed Maturities Held-to-Maturity            $   4.4    $ 115.6     $  61.9
Fixed Maturities Available-for-Sale             87.8       69.6        31.0
Equity Securities Available-for-Sale            59.9       34.5        47.9
Gains on Sales of Subsidiaries                   1.0         _          0.4
Other                                          (28.6)      (4.1)      (30.0)
Realized Capital Gains                       $ 124.5    $ 215.6     $ 111.2


Note 6: Reinsurance
In the ordinary course of business, Continental cedes business to other insurers and reinsurers. Purchasing reinsurance enables Continental to limit its exposure to catastrophic events and other concentrations of risk. However, purchasing reinsurance does not relieve Continental of its obligations to its insureds. Continental assumes business from other reinsurance organizations, primarily through its participation in voluntary and involuntary risk-sharing pools.
Premiums written, premiums earned and losses and loss expenses information by direct, assumed and ceded for the year ended December 31 is as follows:


Premiums Written
(MILLIONS)                               1993      1992       1991
Direct Business                    $  5,199.7 $ 4,774.7  $ 4,595.2
Reinsurance Assumed                     533.7     601.8      547.8
Reinsurance Ceded                     1,195.6   1,357.5    1,237.1
Premiums Written                   $  4,537.8 $ 4,019.0  $ 3,905.9

Premiums
(MILLIONS)                               1993        1992         1991
Direct Business                     $ 5,125.8   $ 4,764.3    $ 4,665.3
Reinsurance Assumed                     504.2       467.7        358.8
Reinsurance Ceded                     1,213.9     1,334.0      1,151.6
Premiums Earned                     $ 4,416.1   $ 3,898.0    $ 3,872.5

Losses and Loss Expenses
(MILLIONS)                              1993       1992       1991
Direct Business                     $ 3,590.8   $ 3,924.7   $ 3,839.2
Reinsurance Assumed                     686.1       899.4       426.8
Reinsurance Ceded                       862.8     1,662.5     1,183.0
Losses and Loss Expenses            $ 3,414.1   $ 3,161.6   $ 3,083.0

Continental conducts systematic reviews of the financial condition of its reinsurers because a critical element of reinsurance is their financial stability. As a result of these reviews, Continental reevaluates its position with these companies with respect to both existing and future reinsurance. During 1993, Continental charged $15.0 million to earnings for uncollectible reinsurance ($41.0 million in 1992; $31.4 million in 1991).
Continental has in place various reinsurance arrangements with respect to its current operations. These arrangements are subject to retentions, coverage limits and other policy terms. Some of the principal treaty arrangements which are presently in effect are an excess of loss treaty reducing Continental's liability on individual property losses, a blanket casualty program reducing Continental's liability on third party liability losses, a clash casualty program reducing Continental's liability on multiple insured/single event losses and a property catastrophe program with a net retention of $50.0 million in 1993, increased from $20.0 million in 1992, reducing its liability from catastrophic events. Continental also uses individual risk facultative and other facultative agreements to further reduce its liabilities. Continental also has in place, for future potential adverse reserve development, an aggregate excess of loss reinsurance contract with a full limit of $400.0 million. This contract was purchased from National Indemnity Insurance Company. It covers losses and allocated loss expenses for 1991 and prior policy years. The business covered includes all lines of business written by Continental's domestic property and casualty insurance subsidiaries with specific exclusions for nuclear exposure, war risks and business written through the Workers' Compensation Reinsurance Bureau and involuntary market pools, insolvency and guarantee fund assessments, taxes, unallocated loss adjustment expenses and extra contractual obligations.




Note 7: Debt
Short-term and long-term debt consisted of the following at December 31:
                                At Book Value       At Market Value
(MILLIONS)                       1993     1992        1993    1992
Short-Term
Notes Payable                $   225.1  $ 282.3    $  225.1  $ 282.3
Current Portion of
Long-Term Debt                     4.0    285.4         4.0    285.4
Total Short-Term Debt        $   229.1  $ 567.7    $  229.1  $ 567.7
Long-Term
Secured Debt:
Mortgage Notes Payable,
 11.0%, Final Installment
 Due 6/2013                  $  373.4   $ 367.1    $  415.7  $ 432.0
Capitalized Leases, Rates
 Ranging from 8.0% to 13.7%,
Due through 12/2011              48.2      48.7        65.1     66.8
Total Secured Debt              421.6     415.8       480.8    498.8
Unsecured Debt:
8.25% Notes Due 4/15/1999       100.0     100.0       108.5    107.3
7.25% Notes Due 3/1/2003        150.0      _          154.7       _
83/8% Notes Due 8/15/2012       100.0     100.0       113.4    104.0
Other                             2.8       8.3         2.8      8.3
Total Unsecured Debt            352.8     208.3       379.4    219.6
Total Long-Term Debt         $  774.4   $ 624.1    $  860.2  $ 718.4

Short-term notes payable represent unsecured borrowings, with an average interest rate of 3.68%, which are due through January 31, 1994.
Mortgage notes are payable in monthly installments of $3.1 million through June 1998, $4.4 million from July 1998 to June 2004 and $5.2 million from July 2004 until June 2013, at which time the mortgages will be completely amortized. The effective interest rate for the mortgage notes is 11.0%. The mortgages are secured by buildings and land with a carrying value of $299.3 million at December 31, 1993.
Obligations pursuant to capital leases are payable in installments through the year 2011 at imputed interest rates ranging from 8.0% to 13.7%, and are secured by assets (primarily occupied buildings) with a carrying value of $49.2 million at December 31, 1993. The payment schedule is as follows:

(MILLIONS)                              Payment
1994                               $       6.6
1995                                       6.6
1996                                       6.6
1997                                       6.6
1998                                       6.5
Thereafter                                84.1
Total Payments                           117.0
Less: Amount Representing Interest        67.8
Obligations under Capital Leases
Included in Current Portion
 of Long-Term Debt                         1.0
Obligations under Capital Leases   $      48.2

In 1993, Continental completed a public offering of $150.0 million of 7.25% Notes due March 1, 2003. In 1992, Continental completed public offerings of $100.0 million of 8.25% Notes due April 15, 1999 and $100.0 million of 83/8% Notes due August 15, 2012. These notes (which provided $346.0 million to Continental, net of offering and underwriting costs) were sold under Continental's shelf registration of up to $400.0 million of debt securities with the Securities and Exchange Commission. Continental may sell an additional $50.0 million in debt securities (with varying maturities, interest rates and other terms) under the shelf registration from time to time as market conditions warrant.
During 1993, Continental used $281.7 million of net proceeds to retire its outstanding 93/8% Notes and $50.0 million of net proceeds to reduce corporate short-term borrowings. Continental plans to use the net proceeds from any subsequent sales to reduce its short-term borrowings.
Continental intends to register for the sale of up to an additional $100.0 million of debt securities.
Maturities of capitalized lease obligations and other long-term debt for each of the next five years are as follows: 1994 - $4.0 million; 1995 - $3.9 million; 1996 - $2.8 million; 1997 - $2.1 million; 1998 - $2.0 million.
In December 1993, Continental entered into a revolving credit facility, providing for borrowings of up to $150.0 million from a syndicate of banks. At December 31, 1993, Continental had not borrowed any funds through the facility.
Interest expense is reported in the following lines in the accompanying Consolidated Statements of Income:







               Insurance                   Interest on
               Operating       Other        Corporate
(MILLIONS)     Expenses        Expenses     Borrowings      Total
1993          $   47.6            4.1          48.6      $    100.3
1992          $   47.1            4.1          49.5      $    100.7
1991          $   46.6            5.9          43.8            96.3


Note 8: Income Taxes
Continental files consolidated federal income tax returns with its eligible subsidiaries. Under the tax reform act of 1986 (the"Act"), deductibility of unearned premium and loss reserves and exclusions of income that were tax-exempt under prior law have been limited. The adjustment associated with the initial recomputation (discounting) of reserves as of January 1, 1987 was not taxed ("fresh start"). Under the Act, Continental must pay the higher of the regular tax on taxable income or an Alternative Minimum Tax (AMT) which, in the event it is applicable, creates a credit which can be carried forward indefinitely.
The Omnibus Budget Reconciliation Act of 1990 requires an accrual for discounted estimates of salvage. The 1990 Act further provides a "fresh start" for 87% of the January 1, 1990 discounted salvage accrual. The Omnibus Budget Reconciliation Act of 1993 increased the corporate tax rate from 34% to 35%, resulting in an increase in Continental's net deferred tax asset before valuation allowance of $4.7 million.
Continental files foreign tax returns in those jurisdictions where it is required.
Provision has not been made for foreign taxes on undistributed earnings of foreign subsidiaries or for additional U.S. tax on pre-January 1, 1993 undistributed earnings of Continental's domestic subsidiaries which are less than 80% owned. These earnings could become subject to additional tax if they were remitted as dividends, or if Continental should sell its stock in a subsidiary. It is not practicable to estimate the amount of additional tax that might be payable on the foreign earnings; however, Continental believes that U.S. foreign tax credits would largely eliminate any U.S. tax. Continental adopted the provisions of SFAS No. 109 retroactive to January 1,1992. SFAS No. 109 requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities and the related expenses and benefits are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The provision for income taxes from continuing operations was as follows for the year ended December 31:
(MILLIONS)                                 1993     1992     1991
Current Taxes (Benefits)
U.S. Federal                           $   14.8   $ 50.6  $  (0.8)
State and Local                             0.6      1.0      0.6
Foreign                                     5.2     (1.0)   (16.2)
Total Current Taxes (Benefits)             20.6     50.6    (16.4)

Deferred Taxes (Benefits)
U.S. Federal                               (1.0)   (22.7)    (1.2)
State and Local                            (0.1)      _       _
 Foreign                                   (1.3)     0.8      2.5
Total Deferred Taxes
(Benefits)                                 (2.4)   (21.9)     1.3
Total Income Taxes (Benefits)           $  18.2   $ 28.7  $ (15.1)

Set forth below are the significant differences between the U.S. federal income tax rate (1993 - 35%; 1992 and 1991 - 34%) and the effective tax rates as reflected in the accompanying Consolidated Statements of Income for the year ended December 31:
                         1993                     1992                   1991
                   % of Pretax            % of Pretax             % of Pretax
(Millions,
Except Percentages) Amount  Income       Amount  Income       Amount  Income
Income from
Continuing
Operations before
Income Taxes        $177.9              $130.7               $ 95.5
Statutory Federal
Corporate Tax         62.3    35%         44.4    34%          32.5     34%
Increases (
Deductions) in
Taxes Resulting
from:
  Tax-Exempt
   Interest          (23.1)  (13)        (20.0)  (15)         (19.9)   (21)
  Dividends
   Received
   Deduction          (5.5)   (3)         (7.1)   (6)          (9.8)   (10)
  Foreign
Income at
 Higher Rates         (2.5)   (1)         (4.9)   (4)         (16.1)   (17)
Prior Year Tax
 Adjustment           (2.9)   (2)          _       _           (4.8)    (5)
Booked Alternative
 Minimum Tax (AMT) in
 Excess of Regular Tax _       _           _       _            3.5     4
Change in Valuation
 Allowance           (26.4)  (15)         19.2    15             _       _
Effect of Rate
 Change on Unrealized
 Appreciation of
Investments            4.5     3           _       _             _       _
Effect of Rate
 Change on Deferred
 Tax Assets and
 Liabilities          (5.4)   (3)          _       _             _       _
Benefits Used
against Discontinued
 Operations           18.5    10           _       _             _       _
Other Items, Net      (1.3)   (1)        (2.9)    (2)          (0.5)   (1)
Total Income Taxes
 (Benefits)         $ 18.2    10%       $28.7     22%        $(15.1)  (16)%

Income taxes currently payable for 1993 were reduced by $1.0 million through the utilization of tax credit carry- forwards. The extraordinary item of $0.7 million for the year ended December 31, 1991 was the result of a reduction of federal income taxes arising from the carryforward of prior years' operating losses.
Unused domestic net operating loss carryforwards at December 31, 1993, available for use in future years on a tax return basis, amount to $220.6 million for regular tax and expire at various stages through the year 2006. There are no operating loss carryforwards available for use in future years with respect to AMT. Continental also has a foreign tax credit, general business credit and AMT credit carryforwards of $30.9 million, $9.7 million and $21.4 million, respectively; the foreign tax and general business credits expire at various stages through the year 2000.
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 and 1992, and the provision for deferred income taxes under SFAS No. 109 for the years ended December 31, 1993 and 1992 are as follows:
                                        1992                 1993
                                    Deferred             Deferred
                         Balance    Tax       Balance    Tax        Balance
                        January 1, (Expense)  December  (Expense)   December
                          1992      Benefit   31, 1992   Benefit    31, 1993
(Millions)
Deferred Tax Assets:
Unearned Premium Reserve   $ 105.3   $ 7.0      $ 112.3    $ 14.3    $ 126.6
Loss Reserve Discounting     289.9   (20.7)       269.2     (23.8)     245.4
Adoption of SFAS No. 106      66.3     2.1         68.4       2.0       70.4
Net Operating Loss
 Carryforwards                73.0   (73.0)          _         _          _
Tax Credit Carryforwards      51.9    24.4         76.3      (3.8)      72.5
 Real Estate Basis
 Differences                  52.2    (2.2)        50.0      (3.3)      46.7
Allowance for Bad Debts       12.1     9.5         21.6      (5.5)      16.1
Capital Leases                14.9      _          14.9       0.2       15.1
Provision for Early
 Retirement                   14.8    (1.2)        13.6       1.2       14.8
Other Items                   23.5    11.2         34.7      (6.7)      28.0
Total Gross Deferred
 Tax Assets                  703.9   (42.9)       661.0     (25.4)     635.6
Valuation Allowance         (139.5)  (19.2)      (158.7)     22.7     (136.0)
Net Deferred Tax Assets      564.4   (62.1)       502.3      (2.7)     499.6
Deferred Tax Liabilities:
Deferred Acquisition Costs   128.8   (11.0)       139.8     (14.0)     153.8
Accrual for Retrospectively
 Rated Premiums               71.6    58.5         13.1        _        13.1
Audit Premiums                42.1     _           42.1      (1.2)      43.3
Installment Receivables       14.9     _           14.9      (3.2)      18.1
Other Items                  129.0    36.5         92.5      28.0       64.5
Total Gross Deferred
 Tax Liabilities             386.4    84.0        302.4       9.6      292.8
Net Deferred Tax Asset
 before Unrealized
 Appreciation                178.0  $ 21.9        199.9       6.9      206.8
Deferred Taxes on
 Unrealized Appreciation     (80.2)              (101.0)     (4.5)    (165.1)
Net Deferred Tax Asset     $  97.8              $  98.9    $  2.4    $  41.7

Continental has provided a valuation allowance because it believes that more likely than not some portion of the deferred tax asset will not be realized. Prior to the adoption of SFAS No. 109, the sources of timing differences and the related provision for deferred income tax benefits for the year ended December 31, 1991 are as follows:


(Millions)                                                         1991
Deferred Acquisition Costs                                    $    3.8
Loss Reserve Discounting for Tax Return                          (23.6)
Capital Losses                                                    (4.2)
Acceleration of Earned Premiums for
 Tax Return                                                      (17.1)
Utilization of Net Operating
 Loss Carryforwards                                               44.8
Doubtful Reinsurance Recoverable                                 (10.7)
Foreign Income                                                     2.5
Other Items, Net                                                   5.8
Total Deferred Income Taxes                                   $    1.3


Note 9: Common, Preferred and Redeemable Preferred Stock

Common Stock: Continental has authorized a total of 100,000,000 shares of $1 par value common stock. At December 31, 1993, 55,331,060 shares were outstanding. These common shares paid dividends of $1.00 per share in 1993, $2.20 per share in 1992 and $2.60 per share in 1991. Aggregate annual dividends paid on common shares were $56.2 million in 1993 (1992 - $119.9 million; 1991 - $142.3 million).

Preferred Stock: Continental has issued two series of preferred stock: Series A and B. Series A (2,750,000 shares authorized and issued) and Series B (1,094,096 shares authorized and issued) are $4 par value $2.50 cumulative, convertible preferred stock. These preferred shares are convertible into common shares at the rate of 2.2 shares of common stock for each share of preferred stock. In the event of liquidation or redemption by Continental, the holders of these preferred shares are entitled to receive $50 per share plus accrued dividends. The aggregate liquidation value of Series A and B preferred shares outstanding at December 31, 1993, amounted to $2.8 million. These preferred shares paid dividends of $2.50 per share in each of the years in the three-year period ended December 31, 1993. Aggregate annual dividends paid on these preferred shares were $0.1 million in 1993, 1992 and 1991, respectively.

Redeemable Preferred Stock: The Series C (20,500 shares authorized and issued) is $4 par value redeemable, cumulative, convertible preferred stock. Due to the redemption feature of this issue, it is not classified as Shareholders' Equity in the accompanying Consolidated Balance Sheets. These preferred shares were redeemed in 1993 for $1,000 per share plus accrued dividends. These preferred shares paid dividends of $150 per share in each of the years in the three-year period ended December 31, 1993. Aggregate annual dividends paid on these preferred shares were $3.1 million in 1993, 1992 and 1991, respectively.

A summary of common and preferred share activity is set forth below:
                            Common Stock    Outstanding Preferred Stock, Series
                     Issued    In Treasury       A         B         C
Balance at
December 31, 1990   65,699,233 11,311,546   35,749    28,967   20,500
Conversion of Shares     6,041              (2,267)     (489)
Treasury Stock Sold              (258,916)
Balance at
December 31, 1991   65,705,274 11,052,630   33,482    28,478   20,500
Conversion of Shares    11,135              (2,648)   (2,420)
Treasury Stock Sold              (261,860)
Balance at
December 31, 1992   65,716,409 10,790,770   30,834    26,058   20,500
Conversion of Shares     4,010              (1,509)     (278)
Treasury Stock Sold              (401,411)
Redemption of Shares                                           20,500
Balance at
December 31, 1993   65,720,419 10,389,359   29,325    25,780        -


Note 10: Dividend Restrictions

Continental's insurance subsidiaries are subject to various state statutory and regulatory restrictions, applicable generally to each insurance company in its state of incorporation, which limit the amounts of dividends and other distributions that those subsidiaries may pay to Continental. The restrictions are generally based on certain levels of surplus, investment income and operating income, as determined under statutory insurance accounting practices. Recently, several states in which Continental's insurance subsidiaries are domiciled enacted more stringent dividend restrictions based on percentages of surplus and net income from operations. These restrictions will, under certain circumstances, significantly reduce the maximum amount of dividends and other distributions payable to Continental by its subsidiaries without approval by state regulatory authorities.
To the extent that its insurance subsidiaries do not generate amounts available for distributions sufficient to meet Continental's cash requirements without regulatory approval, Continental would seek approval for additional distributions. Under the restrictions currently in effect, the maximum amount available for payment of dividends to Continental by its insurance subsidiaries during the year ending December 31, 1994 without regulatory approval is estimated to be $303.6 million as of December 31, 1993.
The statutory surplus at December 31, 1993, for the insurance subsidiaries was $1,952.1 million (1992 - $1,882.7 million; 1991 - $1,936.0 million). The insurance subsidiaries' statutory net income (loss), including realized capital gains for 1993, was $283.8 million (1992 - $(52.2) million; 1991 - $3.5 million).

Note 11: Financial Guarantees

Continental, through its former participation in the Municipal Bond Insurance Association, issued guarantees of financial obligations. During 1986, this association was reorganized as a corporation named MBIA, Inc. Continental's net par value exposure at December 31, 1993 on guarantees issued before the reorganization is $1.4 billion (1992 - $1.7 billion) all of which has been reinsured by MBIA, Inc. In addition, Continental has issued financial guarantees of limited partners' obligations, municipal lease obligations, industrial development bonds and other obligations. Continental's net par value exposure on these guarantees at December 31, 1993 was $151.0 million (1992 - $173.0 million). The maturity dates of these obligations range between 1 and 12 years.

Note 12: Employee Benefit Plans

Pension Plans: Continental has a defined benefit retirement plan that covers substantially all its United States employees. Benefits are based on an employee's years of service and average compensation for the highest paid 60 consecutive months of the last 120 months of credited service. Continental's funding policy is to provide, on a systematic basis, amounts sufficient to provide expected benefits to participants as of their retirement dates. Plan assets consist principally of equity and fixed-income securities, of which $23.0 million (at market value) at December 31, 1993 is invested in the common stock of The Continental Corporation.
Continental has a separate defined benefit plan covering substantially all Canadian employees. The provisions of the plan are similar to those of the United States plan. In addition, Continental's other foreign subsidiaries provide retirement benefits for their employees consistent with local practices.

Pension costs for the United States and Canadian plans include the following:

(Millions, Except Percentages)                       1993    1992    1991
Service Cost: Benefits Earned During the Period   $  19.3  $ 16.5  $ 14.8
Interest Cost on Projected Benefit Obligation        51.4    51.2    44.8
Actual Return on Assets                             (44.9)  (32.9)  (69.6)
Net Amortization and Deferral                         3.7   (12.6)   25.6
Voluntary Special Retirement Program                   _       _     14.0
Net Pension Cost                                  $  29.5  $ 22.2  $ 29.6
Assumptions Used for U.S. Plan:*
Discount Rate for Obligations                       7.50%   8.00%   9.00%
Rate of Compensation Increase                       5.75    6.00    7.00
Long-Term Rate of Return on Assets                  8.25    8.00    9.00
*Pension costs are determined using the assumptions as of the prior year.
The financial status of the retirement plans at December 31 follows:
                                                  1993                    1992
(Millions)                     Underfunded  Overfunded  Underfunded Overfunded
Actuarial Present Value of:
  Vested Benefit Obligation   $   (499.0)    $  (33.7)   $  (477.2)  $(28.5)
  Accumulated Benefit Obligation  (516.1)       (33.7)      (492.2)   (28.5)

Projected Benefit Obligation (PBO)(630.4)       (43.6)      (607.6)   (36.2)
Plan Assets at Fair Value          480.5         51.5        457.7     52.5
PBO (in Excess of) Less
Than Plan Assets                  (149.9)         7.9       (149.9)    16.3
Unrecognized Net Loss (Gain)        72.6         (8.8)        81.2     (9.8)
Unrecognized Prior Service Cost     21.3          1.1         23.8      1.2
Unrecognized Net Asset (Liability)
 at Date of Initial Obligation     (18.7)        11.3        (22.6)     3.3
Prepaid Pension Asset
(Pension Liability)           $    (74.7)    $   11.5    $   (67.5)  $ 11.0

Health Care and Postretirement Benefits: Comprehensive health care and dental care benefits are provided by Continental to enrolled domestic employees and their families if they elect such coverage. Benefits are funded through employer and employee contributions to a trust fund. Funding levels are set on the basis of current benefit payments.

Canadian employees and certain retirees are covered by government-sponsored health care plans that are generally funded through company contributions. Continental additionally offers to these employees extended health care coverage and dental care benefits. In Canada, the costs are shared equally between Continental and the employees.

Group term life insurance is provided by Continental to full-time United States and Canadian employees. For the United States plan, amounts of insurance are subject to reduction upon retirement. For the United States and Canadian plans, employer and employee contributions are used to pay premiums for such insurance.

In addition to pension benefits, Continental provides certain health care and life insurance benefits to substantially all of its retired domestic employees and retired employees at certain foreign locations. Prior to 1992, the cost of retiree health care and life insurance benefits was recognized as an expense as claims were paid. Continental's cost for postretirement health care benefits was approximately $10.9 million in 1991. The cost for postretirement group life insurance benefits was $0.5 million in 1991.
Effective January 1, 1992, Continental adopted SFAS No. 106. This statement requires accrual, during the years that an employee renders service to Continental, of the expected cost of providing postretirement benefits other than pensions to an employee and the employee's beneficiaries. Prior years' Consolidated Financial Statements have not been restated to reflect the adoption of SFAS No. 106. The components of Continental's cost for postretirement benefits in 1993 and 1992 (excluding the cumulative effect of the change in accounting principle) and the accumulated postretirement benefit obligation at December 31, 1993 and 1992 were as follows:

(Millions)                                      1993     1992
Net Periodic Cost
Service Cost - Benefits Earned
during the Period:                          $    2.1   $   2.1
Interest Cost on Accumulated Benefits           14.8      15.4
Net Cost                                    $   16.9   $  17.5

Accumulated Postretirement
  Benefit Obligation:
Retirees                                    $  165.8   $ 168.8
Fully Eligible Active Plan Participants          1.4       1.3
Other Active Plan Participants                  36.5      31.7
Unrecognized Net (Gains)
Losses, Including Effects of
Assumption Changes                               2.3        -
Total                                       $  206.0   $ 201.8

The major assumptions used to compute the accumulated postretirement benefit as of December 31, 1993, are as follows: a discount rate for obligations of 7.5%, a rate of compensation increase of 6% and an ultimate rate of health and dental care inflation of 6% by utilizing an initial inflation rate of 15% grading down to 6% over 10 years (8%, 6% and 6%, respectively at January 1, 1992).
The effect of a one percentage point increase in health and dental care inflation for each future year would increase the net periodic cost for the year ended December 31, 1993 and the accumulated postretirement benefit obligation at December 31, 1993 by $0.8 million and $9.8 million, respectively.

Long-Term Incentive Plans: Continental has a long-term incentive plan under which it issues stock options and grants performance awards to key employees. Continental has granted both incentive stock options and nonqualified stock options under the plan. Nine million shares of common stock, the maximum number of shares that may be issued under the plan, have been reserved for issuance. No employee stock options have been granted below the market price of Continental's common stock at the time of grant.
Stock options become exercisable beginning one year after the day of grant. Generally, 50% can be exercised at that time, and the remaining 50% become exercisable the following year. All options expire on the tenth anniversary of the day of grant.Stock option activity during 1992 and 1993 was as follows:
                                                                  Weighted
                                                                   Average
                                                                  Exercise
                                                   Options For       Price
                                                 Common Shares   Per Share
1991
  Outstanding at Year-End                           4,373,878       $31.49
1992
  Granted                                             902,450        25.52
  Exercised                                           144,750        26.90
  Canceled                                            339,435        32.28
Outstanding at Year-End                             4,792,143        30.45
1993
  Granted                                             780,950        26.90
  Exercised                                           308,800        25.42
  Canceled                                            582,800        33.73
Outstanding at Year-End                             4,681,493        29.78

Options exercisable and weighted average exercise price per share at year-end 1993 and 1992 were 3,532,518 ($30.88 per share) and 3,502,593 ($32.39 per share), respectively.

Performance awards are payable in either cash or shares of The Continental Corporation's common stock in amounts determined on the basis of review, by the Compensation Committee of the Board of Directors, of Continental's performance for four-year award cycles. As of December 31, 1993, there were 481,458 common shares reserved for possible payment of such awards.

Continental offers a 401(k) Incentive Savings Plan, where eligible employees may voluntarily contribute a percentage of compensation of up to 15%. In addition, Continental matches contributions of up to 6% of compensation. Employer costs for the Incentive Savings Plan for December 31, 1993, 1992 and 1991 were $20.8 million, $20.5 million and $20.4 million, respectively.


Note 13: Segment Reporting

Continental's principal business is property and casualty insurance. This business (Insurance Segments) is comprised of three segments: Agency & Brokerage Commercial, Agency & Brokerage Personal, and Specialized Commercial. The customized financial coverages that were previously included in the former International & Reinsurance segment are now included in the Specialized Commercial segment. The internal reinsurance operations that comprised the remainder of the former International & Reinsurance segment are now included in the segments of the primary operations they cover. Previously reported segment information has been adjusted accordingly.
Continental's other segment is Corporate & Other Operations, which includes investment management, claims adjusting and risk management services.
The insurance segments are the primary sources of Continental's foreign business, which is conducted primarily in Canada. Multinational accounts are written in European Market countries, Latin America and the Pacific Basin.


Identifiable assets by business segment - December 31:
(millions)                                           1993       1992       1991
Insurance Segments*                            $ 15,552.1 $ 15,113.5 $ 14,031.1
Corporate & Other Operations                        583.9      149.9      283.9
Total Assets from Continuing Operations          16,136.0   15,263.4   14,315.0
Net Assets of Discontinued Operations                84.6      310.5      506.9
Total Assets                                   $ 16,220.6 $ 15,573.9 $ 14,821.9

*Distinct investment portfolios are not maintained for each segment, and accordingly, allocation of assets to each segment is not performed.

Operational information by business segment for the year ended December 31:

                                                                    Revenues
(Millions)                                          1993     1992       1991
Agency & Brokerage
Commercial                                     $ 2,121.3 $1,919.5  $ 2,018.1
Agency & Brokerage
Personal                                           861.6    777.4      795.3
Specialized Commercial                           1,433.2  1,201.1    1,059.1
Total Premiums Earned                            4,416.1  3,898.0    3,872.5
Net Investment Income*                             514.3    559.5      610.6
Realized Capital Gains*                            110.3    222.3      115.0
Insurance Segments                               5,040.7  4,679.8    4,598.1
Corporate &
Other Operations                                   133.0    117.2      122.9
Total                                          $ 5,173.7 $4,797.0  $ 4,721.0

                                                  Income before Income Taxes
(millions)                                          1993     1992       1991
Agency & Brokerage
Commercial                                     $  (234.8) $(281.0) $  (354.6)
Agency & Brokerage
Personal                                           (78.1)  (127.0)     (66.3)
Specialized Commercial                             (92.5)  (173.6)    (146.9)
GAAP Underwriting Loss                            (405.4)  (581.6)    (567.8)
Net Investment Income*                             514.3    559.5      610.6
Realized Capital Gains*                            110.1    222.3      115.0
Insurance Segments                                 219.0    200.2      157.8
Corporate &
Other Operations                                   (41.1)   (69.5)     (62.3)
Total                                          $   177.9  $ 130.7  $    95.5

*Distinct investment portfolios are not maintained for each segment, and accordingly, allocation of net investment income and realized capital gains to each segment is not performed.


Information by geographic area - December 31:
                                                     Income
                                                (Loss) From
                                                 Continuing
                                                 Operations      Assets of
                                                     before     Continuing
(millions)                       Revenues      Income Taxes     Operations

United States
1993                             $4,731.7            $165.7      $15,063.0
1992                              4,379.1             144.3       13,975.5
1991                              4,146.6             103.2       13,130.6
Canada
1993                                324.6              (5.4)       1,024.1
1992                                340.2              (7.5)         926.8
1991                                440.2             (26.0)         801.5
Other Foreign
1993                                117.4              17.6           48.9
1992                                 77.7              (6.1)         361.1
1991                                134.2              18.3          382.9
Consolidated
1993                             $5,173.7            $177.9      $16,136.0
1992                              4,797.0             130.7       15,263.4
1991                              4,721.0              95.5       14,315.0


Note 14: Commitments and Contingencies

Operating Lease Commitments: Continental leases certain office facilities and operating equipment under cancelable and noncancelable agreements. Total rental expense under these agreements amounted to $90.7 million in 1993 (1992 - $100.5 million; 1991 - $107.4 million). At December 31, 1993, the minimum aggregate rental commitment under all noncancelable leases (net of subleases) is as follows:
(millions)

1994                             $  85.5
1995                                74.3
1996                                61.8
1997                                52.9
1998                                39.6
Thereafter                         169.5
Total                            $ 483.6

Certain of these leases provide for additional charges based on increases in property taxes or other negotiated items, and certain of these leases require the payment of property taxes directly by the lessee.


Outstanding Losses and Loss Expenses: Included in Continental's liability for outstanding loss and loss expenses are reserves for asbestos-related, other toxic tort and environmental pollution claims of $263.5 million at December 31, 1993 ($247.2 million at December 31, 1992). Included in Continental's reinsurance assets are amounts due for asbestos-related, other toxic tort and environmental pollution claims of $105.3 million at December 31, 1993 ($79.7 million at December 31, 1992). Included in net losses and loss expenses are charges for asbestos-related, other toxic tort and environmental pollution claims of $55.9 million, $80.9 million and $109.0 million for the years ended December 31, 1993, 1992 and 1991, respectively.
Most of Continental's environmental pollution claims result from general liability policies written prior to 1986. Certain provisions of these policies have been subject to wide-ranging challenges by policyholders and/or differing interpretations by courts in various jurisdictions, with inconsistent conclusions as to the applicability of coverage for environmental pollution claims. Asbestos-related claims have generally arisen out of product liability coverage provided by Continental under general liability policies written prior to 1983. Thereafter, asbestos product exclusions were included in general liability policies. Other toxic tort claims have also generally arisen out of product liability coverage under general liability policies. These claims involve a variety of allegations of bodily injury arising from exposure over a period of time to products alleged to be harmful or toxic.
Continental does not establish reserves for unreported asbestos-related, other toxic tort and environmental pollution claims because of significant uncertainties, which do not allow liabilities to be reasonably estimated. Such uncertainties include difficulties in determining the frequency and severity of such potential claims and in predicting the outcome of judicial decisions, as case law evolves regarding liability exposure, insurance coverage and interpretation of policy language. At this time, the future financial impact of unreported asbestos-related, other toxic tort and environmental pollution claims cannot be reasonably estimated, and no assessment can be made with respect to the ultimate impact thereof on Continental's results of operations or financial condition in the future.
The actuarial profession is addressing unquantifiable liabilities (e.g., unreported asbestos-related, other toxic tort and environmental pollution claims) and is in the initial stage of developing standards, but has not yet scheduled publication of a discussion draft. Other uncertainties may be clarified through the debate, extension or modification of the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) in 1994. These developments will continue to be monitored and assessed by Continental.

Sale of Discontinued Premium Finance Operations: The agreement for the sale of AFCO Credit Corporation, AFCO Acceptance Corporation and Canadian affiliate CAFO Inc. to Mellon Bank Corporation provides for a contingent payment to Continental based on growth in AFCO's premiums financed over the next five years, for a potential maximum payment of up to $78.0 million. No provision has been made in the accompanying Consolidated Financial Statements for any potential gain from this contingent payment from Mellon.

Legal Proceedings: Continental and its subsidiaries are defendants in various lawsuits generally incidental to their business. Management does not expect the ultimate disposition of these lawsuits to have a material effect on Continental's financial condition.


Independent Auditor's Report
The Board of Directors and Shareholders
The Continental Corporation:
We have audited the accompanying consolidated balance sheets of The Continental Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Continental Corporation and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, The Continental Corporation and subsidiaries changed their methods of accounting for multiple-year retrospectively rated reinsurance contracts and for the adoption of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," and No. 115, "Accounting For Certain Investments in Debt and Equity Securities," in 1993. The Continental Corporation and subsidiaries adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and No. 109, "Accounting for Income Taxes," in 1992.




/s/ KPMG Peat Marwick
New York, New York
February 10, 1994









Selected Consolidated Financial Data
Year ended December 31
(millions, except per
 share amounts)                  1993      1992      1991       1990    1989
Revenues:
Premiums                   $ 4,416.1 $ 3,898.0  $ 3,872.5  $ 4,112.8 $ 4,415.0
Investment Results             666.8     805.5      748.4      781.2     854.3
Other Revenues                  90.8      93.5      100.1       98.0      87.3
Total Revenues               5,173.7   4,797.0    4,721.0    4,992.0   5,356.6
Expenses:
Losses and Loss Expenses     3,414.1   3,161.6    3,083.0    3,203.8   3,453.7
Insurance Operating Expenses 1,407.4   1,318.0    1,357.1    1,391.8   1,496.0
Other Expenses (Including
Interest on Corporate
Borrowings)                    174.3     186.7      185.4      199.9     214.8
Total Expenses               4,995.8   4,666.3    4,625.5    4,795.5   5,164.5
Income from Continuing
Operations before
 Income Taxes                  177.9     130.7       95.5      196.5     192.1
Total Income Taxes (Benefits)   18.2      28.7      (15.1)      25.2      23.1
Income from Continuing
 Operations                    159.7     102.0      110.6      171.3     169.0
Total Income (Loss)
from Discontinued Operations,
 Net of Income Taxes            48.7    (174.7)     (54.9)     (30.2)    (15.9)
Income (Loss) before
Extraordinary Item and Net
Cumulative Effect of Changes
 in Accounting Principles      208.4     (72.7)      55.7      141.1     153.1
Extraordinary Item -
 Utilization of Net Operating
 Loss Carryforwards                -         -        0.7          -         -
Net Cumulative Effect of Changes
in Accounting Principles         1.6     (11.0)         -          -         -
Net Income (Loss)          $   210.0 $   (83.7) $    56.4   $  141.1  $  153.1

Total Assets               $16,220.6 $15,573.9  $14,821.9  $13,767.6 $14,211.7
Long-Term Debt                 774.4     624.1      723.6      731.4     730.9
Redeemable Preferred
Stocks at Redemption Value         -      20.5       20.5       20.5      28.5
Shareholders' Equity         2,183.1   1,910.6    2,099.0    2,060.9   2,287.1
Per Common Share:
Income from Continuing
 Operations                $    2.83 $    1.80  $    1.97 $     3.09  $   3.03
Total Income (Loss) from
Discontinued Operations,
 Net of Income Taxes            0.88     (3.18)     (1.01)     (0.56)    (0.29)
Income (Loss) before
Extraordinary Item and Net
Cumulative Effect of Changes
 in Accounting Principles       3.71     (1.38)      0.96       2.53      2.74
Net Cumulative Effect of
Changes in Accounting
 Principles                     0.03     (0.20)         -          -         -
Net Income (Loss)               3.74     (1.58)      0.98       2.53      2.74
Book Value                     39.40     34.73      38.35      37.83     42.24
Book Value (Securities
 at Market)                    39.40     35.08      42.38      38.29     43.22
Market Price at Year-End       27.63     26.88      27.63      24.88     31.13
Dividends Declared              1.00      2.20       2.60       2.60      2.60
Shareholders of Record at
 Year-End                     14,197    16,202     18,274     18,956    20,100
See Notes to Consolidated Financial Statements.





Summarized Consolidated Quarterly Financial Data (Unaudited)
                           First Quarter  Second Quarter      Third Quarter       Fourth Quarter
(Millions,
except per share
 amounts)                1993      1992     1993      1992     1993       1992     1993     1992
Revenues:
Premiums             $1,049.2   $ 977.5  $1,082.1  $ 953.3   $1,175.3  $  910.8  $1,109.5 $1,056.4
Investment Results      162.1     192.6     193.0    178.6      158.9     310.2     152.8    124.1
Other Revenues           22.2      23.6      28.5     24.6       21.3      19.7      18.8     25.6
Total Revenues        1,233.5   1,193.7   1,303.6  1,156.5    1,355.5   1,240.7   1,281.1  1,206.1
Expenses:
Losses and
 Loss Expenses          823.5     741.5     822.8    749.8      920.8     856.4     847.0    813.9
Insurance Operating
 Expenses               338.0     335.5     347.8    309.0      352.5     338.0     369.1    335.5
Other Expenses
(Including Interest
on Corporate
   Borrowings)           45.8      39.8      50.3     49.5       34.4      44.0      43.8    53.4
Total Expenses        1,207.3   1,116.8   1,220.9  1,108.3    1,307.7   1,238.4   1,259.9 1,202.8
Income from
Continuing Operations
before Income Taxes      26.2      76.9      82.7     48.2       47.8       2.3      21.2     3.3
Total Income
 Taxes (Benefits)         7.3      15.9      14.9      8.6        3.4      (7.3)     (7.4)   11.5
Income (Loss) from
Continuing Operations    18.9      61.0      67.8     39.6       44.4       9.6      28.6    (8.2)
Total Income (Loss) from
Discontinued Operations,
 Net of Income Taxes      3.7     (17.7)      4.0     (7.6)       0.6    (151.7)     40.4     2.3
Income (Loss) before
Net Cumulative Effect
   of Changes in
   Accounting Principles 22.6      43.3      71.8     32.0       45.0    (142.1)     69.0    (5.9)
Net Cumulative Effect
of Changes in
Accounting Principles     1.6     (11.0)        -        -          -         -         -       -
Net Income (Loss)    $   24.2  $   32.3  $   71.8  $  32.0   $   45.0  $ (142.1) $   69.0 $  (5.9)
Net Income (Loss)
Available to Common
 Shareholders        $   23.4  $   31.5  $   71.0  $  31.2   $   44.2  $ (142.9) $   68.2 $  (6.7)








Summarized Consolidated Quarterly Financial Data (Unaudited) (cont.)

                           First Quarter   Second Quarter       Third Quarter       Fourth Quarter
(Millions,
except per share
 amounts)                1993      1992     1993      1992     1993       1992     1993     1992
Per Common Share:
Income (Loss) from
Continuing
 Operations          $   0.33   $  1.10  $  1.22     $ 0.71   $ 0.79   $  0.16   $  0.50  $ (0.16)
Income (Loss) from
Discontinued Operations,
Net of Income Taxes      0.07     (0.32)    0.07      (0.14)    0.01     (2.76)     0.73     0.04
Income (Loss) before
Net Cumulative Effect
of Changes in
 Accounting Principles   0.40      0.78     1.29       0.57     0.80     (2.60)     1.23    (0.12)
Net Cumulative Effect of
Changes in
Accounting Principles    0.03     (0.20)       -          -        -        -         -        -
Net Income (Loss)    $   0.43   $  0.58  $  1.29     $ 0.57   $ 0.80   $ (2.60)  $ 1.23   $ (0.12)
Common Stock data:
Dividends Declared   $   0.25   $  0.65  $  0.25     $ 0.65   $ 0.25   $  0.65   $ 0.25   $  0.25
High Stock Price        29.50     29.50    31.25      29.63    34.63     34.75    33.00     28.00
Low Stock Price         24.75     26.38    24.38      25.38    30.38     22.00    27.50     23.88


